UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
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Dollar General Corporation

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DEAR FELLOW
SHAREHOLDER,

The 2020 Annual Meeting of Shareholders of Dollar General Corporation will be held on Wednesday, May 27, 2020, at 9:00 a.m., Central Time, at Goodlettsville City Hall Auditorium, 105 South Main Street, Goodlettsville, Tennessee.* All shareholders of record at the close of business on March 19, 2020 are invited to attend the annual meeting. For security reasons, however, to gain admission to the meeting you must present certain identification and documentation described in the Proxy Statement.
At this year’s meeting, you will have an opportunity to vote on the matters described in our accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Our 2019 Annual Report also accompanies this letter.
Your interest in Dollar General and your vote are very important to us. We encourage you to read the Proxy Statement and vote your proxy as soon as possible so your vote can be represented at the annual meeting. You may vote your proxy via the Internet or telephone, or if you received a paper copy of the proxy materials by mail, you may vote by mail by completing and returning a proxy card.
On behalf of the Board of Directors, thank you for your continued support of Dollar General.

SINCERELY, MICHAEL M. CALBERT CHAIRMAN OF THE BOARD APRIL 2 , 2020
*
We are sensitive to public health and travel concerns related to the coronavirus (COVID-19) and accordingly may announce alternative arrangements for the annual meeting, including holding the annual meeting solely by means of remote communication. If we take this step, we will announce the change(s) in advance, and details on how to participate will be issued by press release, posted on our website (investor.dollargeneral.com) and filed with the Securities and Exchange Commission as additional proxy materials.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE	TIME	PLACE*

Wednesday May 27, 2020	9:00 a.m. Central Time	Goodlettsville City Hall Auditorium 105 South Main Street Goodlettsville, Tennessee

*
We are sensitive to public health and travel concerns related to the coronavirus (COVID-19) and accordingly may announce alternative arrangements for the annual meeting, including holding the annual meeting solely by means of remote communication. If we take this step, we will announce the change(s) in advance, and details on how to participate will be issued by press release, posted on our website (investor.dollargeneral.com) and filed with the Securities and Exchange Commission as additional proxy materials.

ITEMS OF BUSINESS:
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To elect as directors the 9 nominees listed in the proxy statement

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To hold an advisory vote to approve our named executive officer compensation as disclosed in the Proxy Statement

•
To ratify the appointment of our independent registered public accounting firm for fiscal 2020

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To consider and approve amendments to our amended and restated charter, as amended, to replace the supermajority voting requirements with a majority voting requirement described in the Proxy Statement

•
To consider and approve an amendment to our amended and restated bylaws to replace the supermajority voting requirement with a majority voting requirement described in the Proxy Statement

•
To transact any other business that may properly come before the annual meeting and any adjournments of that meeting

WHO MAY VOTE:
Shareholders of record at the close of business on March 19, 2020
By Order of the Board of Directors,

Goodlettsville, Tennessee April 2 , 2020	Christine L. Connolly Corporate Secretary
Please vote your proxy as soon as possible even if you expect to attend the annual meeting in person. You may vote your proxy via the Internet or by phone by following the instructions on the notice of internet availability or proxy card, or if you received a paper copy of these proxy materials by mail, you may vote by mail by completing and returning the enclosed proxy card in the enclosed reply envelope. No postage is necessary if the proxy is mailed within the United States. You may revoke your proxy by following the instructions listed on page 2 of the proxy statement.

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in the proxy statement or about Dollar General. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

HOW TO VOTE (pp. 1 - 2)

MAIL	PHONE	INTERNET	IN PERSON*

Mail your completed, signed, and dated proxy card or voting instruction form	1-800-690-6903	www.proxyvote.com	May 27, 2020 9:00 a.m., CT Goodlettsville City Hall Auditorium 105 South Main Street Goodlettsville, TN

*
We are sensitive to public health and travel concerns related to the coronavirus (COVID-19) and accordingly may announce alternative arrangements for the annual meeting, including holding the annual meeting solely by means of remote communication. If we take this step, we will announce the change(s) in advance, and details on how to participate will be issued by press release, posted on our website (investor.dollargeneral.com) and filed with the Securities and Exchange Commission as additional proxy materials.

VOTING MATTERS (pp. 1 - 10 , 46, 48, 50 and 51)
2020 PROPOSALS	Board Recommends
Proposal 1: Election of Directors
Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation
Proposal 3: Ratification of Appointment of Auditors
Proposal 4: Vote to Approve Charter Amendments
Proposal 5: Vote to Approve Bylaws Amendment
BOARD OF DIRECTORS GROUP DIVERSITY(pp. 4 - 9)

PROXY STATEMENT SUMMARY

PAY FOR PERFORMANCE (pp. 21 - 22)

Consistent with our philosophy,
and as illustrated to the right, a
significant portion of
annualized total target
compensation for our named
executive officers in 2019 was
variable/at-risk as a result of
being either performance-based,
linked to changes in our stock
price, or both.

The most recent shareholder advisory vote on our
named executive officer compensation was held on
May 29, 2019. Excluding abstentions and broker
non-votes, 95.4% of total votes were cast in support of
the program.

DOLLAR GENERAL AT-A-GLANCE*
*
Data as of February 28, 2020 unless otherwise noted.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 27, 2020
This Proxy Statement, our 2019 Annual Report and a form of proxy card are available at www.proxyvote.com. You will need your Notice of Internet Availability or proxy card to access the proxy materials.
As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), we are furnishing our proxy materials over the Internet to some of our shareholders. This means that some shareholders will not receive paper copies of these documents but instead will receive only a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet and how to request a paper copy of our proxy materials, including the Proxy Statement, our 2019 Annual Report, and a proxy card. Shareholders who do not receive a Notice of Internet Availability will receive a paper copy of the proxy materials by mail, unless they have previously requested delivery of proxy materials electronically.

PROXY STATEMENT
This document is the proxy statement of Dollar General Corporation that we use to solicit your proxy to vote upon certain matters at our Annual Meeting of Shareholders to be held on Wednesday, May 27, 2020. We will begin mailing to shareholders printed copies of this document and the form of proxy or the Notice of Internet Availability on or about April  2 , 2020.
SOLICITATION, MEETING AND VOTING INFORMATION
What is Dollar General Corporation and where is it located?
Dollar General (NYSE: DG) has been delivering value to shoppers for more than 80 years through its mission of Serving Others. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 16,368 stores in 45 states as of February 28, 2020. Our principal executive offices are located at 100 Mission Ridge, Goodlettsville, Tennessee 37072.
We refer to our company as “we,” “us” or “Dollar General.” Unless otherwise noted or required by context, “2020,” “2019,” “2018” and “2017” refer to our fiscal years ending or ended January 29, 2021, January 31, 2020, February 1, 2019, and February 2, 2018, respectively.
What is a proxy, who is asking for it, and who is paying for the cost to solicit it?
A proxy is your legal designation of another person, called a “proxy,” to vote your stock. The document designating someone as a proxy is also called a proxy or a proxy card.
Our directors, officers and employees are soliciting your proxy on behalf of our Board of Directors and will not be specially paid for doing so. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements, personal solicitation, news releases issued by Dollar General, postings on our website, or otherwise. Dollar General will pay all expenses of this solicitation.
Who is entitled to vote at the annual meeting?
You may vote if you owned shares of Dollar General common stock at the close of business on March 19, 2020 (the “Record Date”). As of that date, there were 251,515,048 shares of Dollar General common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter.
What am I voting on?
You will be asked to vote on:
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the election of the 9 nominees listed in this proxy statement;

•
the approval on an advisory basis of our named executive officer compensation as disclosed in this proxy statement;

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the ratification of the appointment of our independent registered public accounting firm (the “independent auditor”) for 2020;

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the approval of amendments to our amended and restated charter, as amended (our “Charter”), to replace supermajority voting requirements with a majority vote requirement as described in this proxy statement; and

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the approval of an amendment to our amended and restated bylaws (our “Bylaws”) to replace the supermajority voting requirement with a majority vote requirement as described in this proxy statement.

We are unaware of other matters to be acted upon at the annual meeting. Under Tennessee law and our governing documents, no other non-procedural business may be raised at the meeting unless proper notice has been given to shareholders.
How many votes must be present to hold the annual meeting?
A quorum, consisting of the presence in person or by proxy of the holders of a majority of shares of our common stock outstanding on the Record Date, must exist to conduct business at the annual meeting. If a quorum is not present, the presiding officer at the meeting may adjourn the meeting from time to time until a quorum is present.
How do I vote?
If you are a shareholder of record, you may vote your proxy over the telephone or Internet or, if you received printed proxy materials, by marking, signing, dating and returning the printed proxy card in the enclosed envelope. Please refer to the instructions on the Notice

   2020 Proxy Statement1

SOLICITATION, MEETING AND VOTING INFORMATION

of Internet Availability or proxy card, as applicable. Alternatively, you may vote in person at the annual meeting.
If you are a street name holder, your broker, trustee, bank or other nominee will provide materials and instructions for voting your shares. You may vote in person at the meeting if you obtain and bring to the meeting a legal proxy from your broker, banker, trustee or other nominee giving you the right to vote the shares.
In either case, shareholders wishing to attend the meeting must follow the procedures described below under “Who may attend the annual meeting.”
What is the difference between a “shareholder of record” and a “street name” holder?
You are a “shareholder of record” if your shares are registered directly in your name with EQ Shareowner Services, our transfer agent. You are a “street name” holder if your shares are held in the name of a brokerage firm, bank, trust or other nominee as custodian.
What if I receive more than one Notice of Internet Availability or proxy card?
You will receive multiple Notices of Internet Availability or proxy cards if you hold shares in different ways (e.g., joint tenancy, trusts, custodial accounts, etc.) or in multiple accounts. Street name holders will receive the Notice of Internet Availability or proxy card or other voting information, along with voting instructions, from their brokers. Please vote the shares represented by each Notice of Internet Availability or proxy card you receive to ensure that all your shares are voted.
How will my proxy be voted?
The persons named on the proxy card will vote your proxy as you direct. If you return a signed proxy card or complete the Internet or telephone voting procedures but do not specify how you want to vote your shares, the persons named on the proxy card will vote your shares in accordance with the recommendations of our Board of Directors. If business other than that described in this proxy statement is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.
Can I change my mind and revoke my proxy?
Yes. A shareholder of record may revoke a proxy given pursuant to this solicitation by:
•
signing a valid, later-dated proxy card and submitting it so that it is received before the annual meeting in accordance with the instructions included in the proxy card;

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at or before the annual meeting, submitting to our Corporate Secretary a written notice of revocation dated later than the date of the proxy;

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submitting a later-dated vote by telephone or Internet no later than 11:59 p.m., Eastern time, on May 26, 2020; or

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attending the annual meeting and voting in person.

Note that attendance at the annual meeting, by itself, will not revoke your proxy.
A street name holder may revoke a proxy given pursuant to this solicitation by following the instructions of the bank, broker, trustee or other nominee who holds his or her shares.
How many votes are needed to elect directors?
To be elected at the annual meeting, a nominee must receive the affirmative vote of a majority of votes cast by holders of shares entitled to vote at the meeting. Under our Charter, the “affirmative vote of a majority of votes cast” means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against his or her election. You may vote in favor of or against the election of each nominee, or you may elect to abstain from voting your shares.
What happens if a director fails to receive the required vote for election?
An incumbent director who does not receive the required vote for election at the annual meeting must promptly tender a resignation as a director for consideration by our Board of Directors pursuant to our Board-approved director resignation policy. Each director standing for election at the annual meeting has agreed to resign, effective upon the Board’s acceptance of such resignation, if he or she does not receive a majority vote. If the Board rejects the offered resignation, the director will continue to serve until the next annual shareholders’ meeting and until his or her successor is duly elected or his or her earlier resignation or removal in accordance with our Bylaws. If the Board accepts the offered resignation, the Board, in its sole discretion, may fill the resulting vacancy or decrease the Board’s size.
How many votes are needed to approve other matters?
The proposal to approve on an advisory basis the compensation of our named executive officers and the proposal to ratify the appointment of our independent auditor for 2020 will be approved if the votes cast in favor of the applicable proposal exceed the votes cast against it. The vote on the compensation of our named executive officers is advisory and, therefore, not binding on Dollar General, our Board of Directors, or its Compensation Committee.

22020 Proxy Statement

SOLICITATION, MEETING AND VOTING INFORMATION

Each of the proposals to approve the amendments to our Charter and to our Bylaws, in each case to replace supermajority voting provisions with majority voting provisions as described in this proxy statement, will be approved if the applicable proposal receives affirmative votes from the holders of at least eighty percent (80%) of the voting power of all outstanding shares of Dollar General entitled to vote generally in the election of directors.
With respect to each of these proposals, and any other matter properly brought before the annual meeting, you may vote in favor of or against the proposal, or you may elect to abstain from voting your shares.
How will abstentions and broker non-votes be treated?
Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present but will not be counted as votes cast either in favor of or against a particular proposal. Abstentions and broker non-votes will have no effect on the outcome of proposals 1, 2 or 3, but will have the effect of votes against proposals 4 and 5.
What are broker non-votes?
Although your broker is the record holder of any shares that you hold in street name, it must vote those shares pursuant to your instructions. If you do not provide instructions, your broker may exercise discretionary voting power over your shares for “routine” items but not for “non-routine” items. All matters described in this proxy statement, except for the ratification of the appointment of our independent auditor, are considered to be non-routine matters.
“Broker non-votes” occur when shares held of record by a broker are not voted on a matter because the beneficial owner has not provided voting instructions and the broker either lacks or declines to exercise the authority to vote the shares in its discretion.
Who may attend the annual meeting?
Only shareholders as of the Record Date, their proxy holders and our invited guests may attend the annual meeting. To be admitted to the annual meeting, you must present a government-issued photo identification, such as a driver’s license, state-issued ID card, or passport, and proof of share ownership as of the Record Date. To prove ownership, shareholders of record will be verified against our list of registered shareholders, while beneficial shareholders must present an account statement showing the share ownership as of the Record Date; a copy of the voting instruction form provided by, or a valid legal proxy from, the broker, trustee, bank or nominee holding the shares; a letter from a broker, trustee, bank or nominee holding the shares confirming the beneficial owner’s ownership as of the Record Date; or other similar evidence of ownership. We reserve the right to deny admittance to anyone who does not comply with these requirements.
We will decide in our sole discretion whether your documentation meets the admission requirements. If you hold shares in a joint account, both owners can be admitted to the meeting if proof of joint ownership is provided and you both provide identification.
Where can I find directions to the annual meeting?
Directions to Goodlettsville City Hall, where we will hold the annual meeting, are posted on the “Investor Information” section of our website located at www.dollargeneral.com.
Will the annual meeting be webcast?
Yes. You may visit the “News and Events—Events and Presentations” section of the “Investor Information” page of our website located at www.dollargeneral.com at 9:00 a.m., Central Time, on May 27, 2020 to access the live webcast of the annual meeting. An archived copy of the webcast will be available on our website for at least 60 days. The information on our website, however, is not incorporated by reference into, and does not form a part of, this proxy statement.
What happens if a change to the annual meeting is necessary due to exigent circumstances?
We are sensitive to public health and travel concerns related to the coronavirus (COVID-19) and accordingly may announce alternative arrangements for the annual meeting, including holding the annual meeting solely by means of remote communication. If we take this step, we will announce the change(s) in advance, and details on how to participate will be issued by press release, posted on our website (investor.dollargeneral.com) and filed with the SEC as additional proxy materials. A meeting held solely by means of remote communication will have no impact on shareholders’ ability to provide their proxy by using the internet or telephone or by completing, signing, dating and mailing their proxy card, each as explained in this proxy statement. As always, we encourage you to vote your shares prior to the annual meeting.

   2020 Proxy Statement3

PROPOSAL 1: Election of Directors
What is the structure of the Board of Directors?
Our Board of Directors must consist of 1 to 15 directors, with the exact number set by the Board. The Board size is currently fixed at 9 . All directors are elected annually by our shareholders.
How are directors identified and nominated?
The Nominating and Governance Committee (the “Nominating Committee”) is responsible for identifying, evaluating and recommending director candidates, including the slate to be presented to shareholders for election at the annual meeting, to our Board of Directors, which makes the ultimate election or nomination determination, as applicable. The Nominating Committee may use a variety of methods to identify potential director candidates, such as recommendations by our directors, management, shareholders or third-party search firms (see “Can shareholders recommend or nominate directors?” below). The Nominating Committee has retained a third-party search firm to assist in identifying potential Board candidates who meet our qualification and experience requirements and, for any such candidate identified by such search firm, to compile and evaluate information regarding the candidate’s qualifications, experience, and potential conflicts of interest, and to verify the candidate’s education. Ms.  Debra Sandler , a nominee for election at the annual meeting, was identified as a candidate by the third party search firm.
Does the Board consider diversity when identifying director nominees?
Yes. We have a written policy to endeavor to achieve a mix of Board members that represents a diversity of background and experience in areas that are relevant to our business. To implement this policy, the Nominating Committee considers each candidate’s individual qualifications in the context of how that candidate would relate to the Board as a whole and is intentional about including in the candidate pool persons with diverse attributes such as gender, race and age. The Committee periodically assesses this policy’s effectiveness as part of its annual self-evaluation. The matrix included below illustrates the diverse experience and composition of our Board .

Board of Directors Experience and Composition Matrix	Total
Retail Industry Experience	8
Senior Leadership (C-Suite) Experience	9
Strategic Planning/M&A Experience	7
Public Board Experience	6
Financial Expertise	5
General Independence	8
Global/International Experience (Sourcing or Operations)	5
Branding/Marketing/Consumer Behavior Experience	6
Human Capital Experience	1
E-commerce/Digital/Technology Experience	3
Risk Management Experience	8
Racial/Gender Diversity	4

42020 Proxy Statement

PROPOSAL 1: Election of Directors

How are nominees evaluated; what are the threshold qualifications?
The Nominating Committee is charged with recommending to our Board of Directors only those candidates that it believes are qualified to serve as Board members consistent with the director selection criteria established by the Board and who have not reached the age of 76, unless the Board has approved an exception to this limit on a case by case basis. If a waiver is granted, it will be reviewed annually.
The Nominating Committee assesses a candidate’s independence, background, experience, and time commitments, as well as our Board’s skill needs. With respect to incumbent directors, the Committee also assesses the meeting attendance record and suitability for continued service. The Committee determines that each nominee is in a position to devote adequate time to the effective performance of director duties and possesses the following threshold characteristics: integrity and accountability, informed judgment, financial literacy, a cooperative approach, a record of achievement, loyalty, and the ability to consult with and advise management. The Committee recommends candidates, including those submitted by shareholders, only if it believes a candidate’s knowledge, experience and expertise would strengthen the Board and that the candidate is committed to representing our shareholders’ long-term interests.
Who are the nominees this year?
All nominees for election as directors at the annual meeting, consisting of the 8 incumbent directors who were elected at the 2019 annual meeting of shareholders and Ms. Sandler who was appointed to our Board effective April 1, 2020, were nominated by the Board of Directors for election by shareholders at the annual meeting upon the recommendation of the Nominating Committee. Our Board believes that each of the nominees can devote an adequate amount of time to the effective performance of director duties and possesses all of the threshold qualifications identified above.
If elected, each nominee would hold office until the 2021 annual meeting of shareholders and until his or her successor is elected and qualified, subject to any earlier resignation or removal.
The following lists the nominees, their ages at the date of this proxy statement and the calendar year in which they first became a director, along with their biographies and the experience, qualifications, attributes or skills that led the Board to conclude that each nominee should serve as a director of Dollar General.

WARREN F. BRYANT Age: 74 Director Since: 2009
Biography:
Mr. Bryant served as the President and Chief Executive Officer of Longs Drug Stores Corporation from 2002 through 2008 and as its Chairman of the Board from 2003 through his retirement in 2008. Prior to joining Longs Drug Stores, he served as a Senior Vice President of The Kroger Co. from 1999 to 2002. Mr. Bryant has served as a director of Loblaw Companies Limited of Canada since May 2013 and served as a director of OfficeMax Incorporated from 2004 to 2013 and Office Depot, Inc. from November 2013 to July 2017.

Specific Experience, Qualifications, Attributes, and Skills:
Mr. Bryant has over 40 years of retail experience, including experience in marketing, merchandising, operations, and finance. His substantial experience in leadership and policy-making roles at other retail companies, together with his current and former experience as a board member for other retailers, provides him with an extensive understanding of our industry, as well as with valuable executive management skills, global, strategic planning, and risk management experience, and the ability to effectively advise our CEO.

   2020 Proxy Statement5

PROPOSAL 1: Election of Directors

MICHAEL M. CALBERT Age: 57 Director Since: 2007
Biography:
Mr. Calbert has served as our Chairman of the Board since January 2016. He joined the private equity firm KKR & Co. L.P. in January 2000 and was directly involved with several KKR portfolio companies until his retirement in January 2014, after which he served as a consultant to KKR until June 2015. Mr. Calbert led KKR’s Retail industry team prior to his retirement. He also served as the Chief Financial Officer of Randall’s Food Markets from 1997 until it was sold in September 1999 and worked as a certified public accountant and consultant with Arthur Andersen Worldwide from 1985 to 1994, where his primary focus was the retail and consumer industry. Mr. Calbert has served as a director of AutoZone, Inc. since May 2019. He previously served as our Chairman of the Board from July 2007 until December 2008 and as our lead director from March 2013 until his re-appointment as our Chairman of the Board in January 2016.

Specific Experience, Qualifications, Attributes, and Skills:
Mr. Calbert has considerable experience in managing private equity portfolio companies and is experienced with corporate finance and strategic business planning activities. As the former head of KKR’s Retail industry team, Mr. Calbert has a strong background and extensive experience in advising and managing companies in the retail industry, including evaluating business strategies, financial plans and structures, risk, and management teams. His former service on various private company boards in the retail industry, as well as his current service on the board of another public retail company, further strengthens his knowledge and experience within our industry. Mr. Calbert also has a significant financial and accounting background evidenced by his prior experience as the chief financial officer of a retail company and his 10 years of practice as a certified public accountant.

SANDRA B. COCHRAN Age: 61 Director Since: 2012
Biography:
Ms. Cochran has served as a director and President and Chief Executive Officer of Cracker Barrel Old Country Store, Inc., a restaurant and retail concept, since September 2011. She joined Cracker Barrel in April 2009 as Executive Vice President and Chief Financial Officer and was named President and Chief Operating Officer in November 2010. She also held several positions at Books-A Million, Inc., including Chief Executive Officer (February 2004 to April 2009), President (August 1999 to February 2004), Chief Financial Officer (September 1993 to August 1999) and Vice President of Finance (August 1992 to September 1993). Ms. Cochran has served as a director of Lowe’s Companies, Inc. since January 2016.

Specific Experience, Qualifications, Attributes, and Skills:
Ms. Cochran brings over 25 years of retail experience to Dollar General as a result of her current and former roles at Cracker Barrel Old Country Store and her former roles at Books-A-Million. This experience allows her to provide additional support and perspective to our CEO and our Board. In addition, Ms. Cochran’s industry, executive, and other public company board experience provides leadership, consensus-building, strategic planning, risk management, and budgeting skills. Ms. Cochran also has significant financial experience, having served as the chief financial officer of two public companies and as vice president, corporate finance of SunTrust Securities, Inc., and our Board has determined that she qualifies as an audit committee financial expert.

62020 Proxy Statement

PROPOSAL 1: Election of Directors

PATRICIA D. FILI-KRUSHEL Age: 66 Director Since: 2012
Biography:
Ms. Fili-Krushel has served as Chief Executive Officer of the Center for Talent Innovation, a non-profit think tank that focuses on global talent strategies, since September 2018. She previously was Executive Vice President (April 2015 to November 2015) of NBCUniversal, serving as a strategist and key advisor to the CEO; Chairman of NBCUniversal News Group (July 2012 to April 2015); and Executive Vice President of NBCUniversal (January 2011 to July 2012) overseeing the operations and technical services, business strategy, human resources and legal functions. She was Executive Vice President of Administration at Time Warner Inc. (July 2001 to December 2010) overseeing philanthropy, corporate social responsibility, human resources, worldwide recruitment, employee development and growth, compensation and benefits, and security; Chief Executive Officer of WebMD Health Corp. (April 2000 to July 2001); and President of ABC Television Network (July 1998 to April 2000). Ms. Fili-Krushel has served as a director of Chipotle Mexican Grill, Inc. since March 2019.

Specific Experience, Qualifications, Attributes, and Skills:
Ms. Fili-Krushel’s background increases the breadth of experience of our Board as a result of her extensive executive experience overseeing the business strategy, philanthropy, corporate social responsibility, human resources, recruitment, employee growth and development, compensation and benefits, and legal functions, along with associated risks, at large public companies in the media industry. She also brings valuable oversight experience in diversity-related workplace matters from her leadership position at the Center for Talent Innovation, as well as digital and e-commerce experience gained while serving as CEO of WebMD Health Corp. In addition, her understanding of consumer behavior based on her knowledge of viewership patterns and preferences provides additional perspective to our Board in understanding our customer base, and her other public company board experience bring s additional perspective to our Board.

TIMOTHY I. MCGUIRE Age: 59 Director Since: 2018
Biography:
Mr. McGuire has served as a director and Chief Executive Officer of Mobile Service Center Canada, Ltd. (d/b/a Mobile Klinik), a chain of professional smartphone repair stores, since October 2018 and as its Chairman of the Board (June 2017 to October 2018). He retired from McKinsey & Company, a worldwide management consulting firm, in August 2017 after serving as a leader of its global retail and consumer practice for almost 28 years, including leading the Americas retail practice for five years. While at McKinsey, Mr. McGuire led consulting efforts with major retail, telecommunications, consumer service, and marketing organizations in Canada, the United States, Latin America, Europe, and Australia. He also co-founded McKinsey Analytics, a global group of consultants bringing advanced analytics capabilities to clients to help make better business decisions. Mr. McGuire also held various positions with Procter & Gamble (1983 to 1989), including Marketing Director for the Canadian Food & Beverage division.

Specific Experience, Qualifications, Attributes, and Skills:
Mr. McGuire brings 30 years of valuable retail experience to our company, recently as Chief Executive Officer of Mobile Klinik and having served as a leader of McKinsey’s global retail and consumer practice for almost 28 years. He has expertise in strategy, new store/concept development, marketing and sales, operations, international expansion, big data and advanced analytics, as well as risk management experience. In addition, Mr. McGuire’s focus while at McKinsey on use of advanced analytics in retail, developing and implementing growth strategies for consumer services, food, general-merchandise and multi-channel retailers, developing new retail formats, the application of lean operations techniques, the redesign of merchandise flows, supply-chain optimization efforts, and the redesign of purchasing and supplier-management approaches, brings extensive relevant perspectives to our Board as it seeks to consult and advise our CEO and to shape our corporate strategy.

   2020 Proxy Statement7

PROPOSAL 1: Election of Directors

WILLIAM C. RHODES, III Age: 54 Director Since: 2009
Biography:
Mr. Rhodes was named Chairman of AutoZone, Inc., a specialty retailer and distributor of automotive replacement parts and accessories, in June 2007 and has served as its President and Chief Executive Officer and a director since 2005. He also previously held various other key management positions with AutoZone since joining the company in 1994. Prior to 1994, Mr. Rhodes was a manager with Ernst & Young LLP.

Specific Experience, Qualifications, Attributes, and Skills:
Mr. Rhodes has 25 years of experience in the retail industry, including extensive experience in operations, supply chain, and finance, among other areas. This background serves as a strong foundation for offering invaluable perspective and expertise to our CEO and our Board. In addition, his experience as a board chairman and chief executive officer of a public retail company provides leadership, consensus-building, strategic planning, and budgeting skills, as well as international experience and an extensive understanding of both short- and long-term issues confronting the retail industry. Mr. Rhodes also has a strong financial background, and our Board has determined that he qualifies as an audit committee financial expert.

DEBRA A. SANDLER Age: 60 Director Since: 2020
Biography:
Ms. Sandler has served as President and Chief Executive Officer of La Grenade Group, LLC, a marketing consultancy that serves packaged goods companies operating in the health and wellness space, since September 2015. She also has served as Chief Executive Officer of Mavis Foods, LLC, a startup she founded that makes and sells Caribbean sauces and marinades, since April 2018. Ms. Sandler previously served seven  years with Mars, Inc., including Chief Health and Wellbeing Officer (July 2014 to July 2015); President, Chocolate North America (April 2012 to July 2014); and Chief Consumer Officer, Chocolate (November 2009 to March 2012). She also held senior leadership positions with Johnson & Johnson from 1999 to 2009, where her last position was Worldwide President for McNeil Nutritionals LLC, a fully integrated business unit within the Johnson & Johnson Consumer Group of Companies. She began her career in 1985 with Pepsi C o, Inc., where she served for 13 years in a variety of marketing positions of increasing responsibility. Ms. Sandler has served as a director of Archer Daniels Midland Company since May 2016 and Gannett Co., Inc. since June 2015.

Specific Experience, Qualifications, Attributes, and Skills:
Ms. Sandler has strong marketing and operating experience and a proven record of creating, building, enhancing, and leading well-known consumer brands as a result of the leadership positions she has held with Mars, Johnson & Johnson, and PepsiCo. These positions have required an extensive understanding of consumer behavior and the evolving retail environment. In addition, her launch of Mavis Foods has provided her with valuable e-commerce and strategic planning experience, and her other public company board experience will bring additional perspective to our Board.

82020 Proxy Statement

PROPOSAL 1: Election of Directors

RALPH E. SANTANA Age: 52 Director Since: 2018
Biography:
Mr. Santana has served as Executive Vice President and Chief Marketing Officer of Harman International Industries, a wholly-owned subsidiary of Samsung Electronics Co., Ltd., since April 2013, with responsibility for Harman’s worldwide marketing strategy and global design group. Mr. Santana previously served as Senior Vice President and Chief Marketing Officer of Samsung Electronics North America (June 2010 to September 2012), where he was responsible for launching Samsung’s U.S. e-commerce business. He also served 16 years at PepsiCo , Inc. (June 1994 to May 2010) in multiple international and domestic leadership roles in marketing, including Vice President of Marketing, North American Beverages, Pepsi-Cola, and held positions with its Frito-Lay’s international and North America operations. Mr. Santana began his career at Beverage Marketing Corporation (July 1989 to June 1992) where he served as a beverage industry consultant designing market entry and expansion strategies.

Specific Experience, Qualifications, Attributes, and Skills:
Mr. Santana has over 25 years of marketing experience spanning multiple technology and food and beverage consumer packaged goods categories. His deep understanding of digital marketing and retail shopper marketing, particularly in the area of consumer packaged goods, and his extensive experience in shaping multi-cultural strategy, executing marketing programs, and making brands culturally relevant further enhances our Board’s ability to provide oversight and thoughtful counsel to management in these important and evolving areas of our business. His executive position also provides risk management experience.

TODD J. VASOS Age: 58 Director Since: 2015
Biography:
Mr. Vasos has served as Chief Executive Officer and a member of our Board since June 2015. He joined Dollar General in December 2008 as Executive Vice President, Division President and Chief Merchandising Officer and was promoted to Chief Operating Officer in November 2013. Prior to joining Dollar General, Mr. Vasos served in executive positions with Longs Drug Stores Corporation for seven years, including Executive Vice President and Chief Operating Officer (February 2008 to November 2008) and Senior Vice President and Chief Merchandising Officer (2001 to 2008), where he was responsible for all pharmacy and front-end marketing, merchandising, procurement, supply chain, advertising, store development, store layout and space allocation, and the operation of three distribution centers. He also previously served in leadership positions at Phar-Mor Food and Drug Inc. and Eckerd Corporation.

Specific Experience, Qualifications, Attributes, and Skills:
Mr. Vasos has extensive retail experience, including over 10 years with Dollar General. His experience overseeing the merchandising, operations, marketing, advertising, global procurement, supply chain, store development, store layout and space allocation functions of other retail companies bolsters Mr. Vasos’s thorough understanding of all key areas of our business. In addition, Mr. Vasos’s service in leadership and policy-making positions of other retail companies has provided him with the necessary leadership skills to effectively guide and oversee the direction of Dollar General and with the consensus-building skills required to lead our management team.

   2020 Proxy Statement9

PROPOSAL 1: Election of Directors

Can shareholders recommend or nominate directors?
Yes. Shareholders may recommend candidates to our Nominating Committee by providing the same information within the same deadlines required for nominating candidates pursuant to the advance notice provisions in our Bylaws. Our Nominating Committee is required to consider such candidates and to apply the same evaluation criteria to them as it applies to other director candidates. Shareholders also can go a step further and nominate directors for election by shareholders by following the advance notice procedures in our Bylaws.
Whether recommending a candidate for our Nominating Committee’s consideration or nominating a director for election by shareholders, you must submit a written notice for receipt by our Corporate Secretary at the address and within the deadlines disclosed under “Shareholder Proposals for 2021 Annual Meeting.” The notice must contain all information required by our Bylaws about the shareholder proposing the nominee and about the nominee.
We also have a “proxy access” provision in our Bylaws which allows eligible shareholders to nominate candidates for election to our Board and include such candidates in our proxy statement and ballot subject to the terms, conditions, procedures and deadlines set forth in Article I, Section 12 of our Bylaws. Our proxy access bylaw provides that holders of at least 3% of our outstanding shares, held by up to 20 shareholders, holding the shares continuously for at least 3 years, can nominate up to 20% of our Board for election at an annual shareholders’ meeting.
For more specific information regarding these deadlines in respect of the 2021 annual meeting of shareholders, see “Shareholder Proposals for 2021 Annual Meeting” below. You should consult our Bylaws, posted on the “Investor Information—Corporate Governance” section of our website located at www.dollargeneral.com, for more detailed information regarding the processes summarized above. No shareholder nominees have been submitted for this year’s annual meeting.
What if a nominee is unwilling or unable to serve?
That is not expected to occur. If it does, the persons designated as proxies on the proxy card are authorized to vote your proxy for a substitute designated by our Board of Directors.
Are there any family relationships between any of the directors, executive officers or nominees?
There are no family relationships between any of our directors, executive officers or nominees.

The Board of Directors unanimously recommends that Shareholders vote FOR the election of each of the 9 nominees named in this proposal.

102020 Proxy Statement

CORPORATE GOVERNANCE
What governance practices are in place to promote effective independent Board leadership?
The Board of Directors has adopted a number of governance practices to promote effective independent Board leadership, such as:

Independent Board Chairman
Mr. Calbert, an independent director, serves as our Chairman of the Board. In this role, Mr. Calbert serves as a liaison between the Board and our CEO, approves Board meeting agendas, leads the review of the Board’s annual self-evaluation, and participates with the Compensation Committee in the annual CEO performance evaluation. This decision allows our CEO to focus his time and energy on managing our business, while our Chairman devotes his time and attention to matters of Board oversight and governance. The Board, however, recognizes that no single leadership model is right for all companies and at all times, and the Board will review its leadership structure as appropriate to ensure it continues to be in the best interests of Dollar General and our shareholders.

Annual Self-Evaluations and Board Succession Planning
The Board, each standing committee, and each individual director are evaluated annually using a process approved by the Nominating Committee. Mr. Calbert, as Chairman of both the Board and the Nominating Committee, discusses the results of the individual evaluations, as well as succession considerations, with each director. The Board and each committee review and discuss the results of the Board and applicable committee evaluations, all with the goal of enhancing Board leadership, effectiveness and oversight.

Regularly Scheduled Independent Director Sessions
Opportunity is available at each regularly scheduled Board meeting for executive sessions of the non-management directors (all of whom are currently independent). Mr. Calbert, as Chairman, presides over all executive sessions of the non-management and the independent directors.

Annual CEO Performance Evaluations
The CEO is annually evaluated under the leadership of the Compensation Committee and the Chairman of the Board. All independent directors are invited to provide input into this discussion.

What is the Board’s role in risk oversight?
Our Board of Directors and its committees have an important role in our risk oversight process. We identify and manage our key risks using our enterprise risk management program. This framework evaluates internal and external business, financial, legal, reputational and other risks, identifies mitigation strategies, and assesses any residual risk. The program employs interviews with various levels of management and our Board and reviews of strategic initiatives, recent or potential legislative or regulatory changes, certain internal metrics and other information. The Audit Committee oversees our enterprise risk management program, reviewing enterprise risk evaluation results at least annually and high residual risk categories, along with their mitigation strategies, quarterly. In addition, as part of its regular review of progress versus the strategic plan, our Board reviews related material risks as appropriate. Our General
Counsel also periodically provides information to the Board regarding our insurance coverage and programs as well as litigation and other legal risks.
In addition to consideration as part of the enterprise risk management program, cybersecurity risk is further evaluated through various internal audits as well as engagements of third parties to perform cybersecurity assessments, benchmark our cybersecurity program, and assess how any identified vulnerabilities in the industry might impact our company and would be prevented and/or detected by of our controls and procedures. Management develops action plans to address select identified opportunities for improvement, and the Audit Committee quarterly reviews metrics pertaining to cybersecurity risks and mitigation.

   2020 Proxy Statement11

CORPORATE GOVERNANCE

Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation program. As discussed under “Executive Compensation—Compensation Risk Considerations” below, the Compensation Committee also participates in periodic assessments of the risks relating to our overall compensation programs. In addition, our Nominating Committee reviews detailed information regarding corporate governance trends and practices within our company’s industry as well as across industries to inform governance-related recommendations to the Board. For more information regarding the role of each standing committee, see “What functions are performed by the Audit, Compensation and Nominating Committees?” below.
The entire Board is regularly informed about risks through the committee reporting process, as well as through special reports and updates from management and advisors. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. Our Board believes this division of risk management responsibilities effectively addresses the material risks facing Dollar General. Our Board further believes that our leadership structure, described above, supports the risk oversight function of the Board as it allows our independent directors, through the independent Board committees and in executive sessions of independent directors, to exercise effective oversight of management’s actions in identifying risks and implementing effective risk management policies and controls.

What functions are performed by the Audit, Compensation and Nominating Committees?
Our Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee, each with a Board-adopted written charter available on the “Investor Information—Corporate Governance” section of our website located at www.dollargeneral.com. Current information regarding these committees is set forth below. In addition to the functions outlined below, each committee performs an annual self-evaluation, periodically reviews and reassesses its charter, and evaluates and makes recommendations concerning shareholder proposals that are within the committee’s expertise.

Name of Committee & Members	Committee Functions
AUDIT: Mr. Rhodes, Chairperson Mr. Bryant Ms. Cochran
•
Selects the independent auditor

•
Annually evaluates the independent auditor’s qualifications, performance and independence, as well as the lead audit partner; periodically considers the advisability of audit firm rotation; and reviews the annual report on the independent auditor’s internal quality control procedures and any material issues raised by its most recent review of internal quality controls

•
Pre-approves audit engagement fees and terms and all permitted non-audit services and fees, and discusses the audit scope and any audit problems or difficulties

•
Sets policies regarding the hiring of current and former employees of the independent auditor

•
Discusses the annual audited and quarterly unaudited financial statements with management and the independent auditor

•
Reviews CEO/CFO disclosures regarding any significant deficiencies or material weaknesses in our internal control over financial reporting, and establishes procedures for receipt, retention and treatment of complaints regarding accounting or internal controls

•
Discusses the types of information to be disclosed in earnings press releases and provided to analysts and rating agencies

•
Discusses policies governing the process by which risk assessment and risk management are undertaken

•
Reviews internal audit activities, projects and budget

•
Discusses with our general counsel legal matters having an impact on financial statements

•
Furnishes the committee report required in our proxy statement

122020 Proxy Statement

CORPORATE GOVERNANCE

Name of Committee & Members	Committee Functions
COMPENSATION: Ms. Fili-Krushel, Chairperson Mr. Bryant Mr. McGuire
•
Reviews and approves corporate goals and objectives relevant to CEO compensation

•
Determines executive officer compensation (with an opportunity for the independent directors to ratify CEO compensation) and recommends Board compensation for Board approval

•
Oversees overall compensation philosophy and principles

•
Establishes short-term and long-term incentive compensation programs for senior officers and approves all equity awards

•
Oversees share ownership guidelines and holding requirements for Board members and senior officers

•
Oversees the performance evaluation process for senior officers

•
Reviews and discusses disclosure regarding executive compensation, including Compensation Discussion and Analysis and compensation tables (in addition to preparing the report on executive compensation for our proxy statement)

•
Selects and determines fees and scope of work of its compensation consultant

•
Oversees and evaluates the independence of its compensation consultant and other advisors

NOMINATING AND GOVERNANCE: Mr. Calbert, Chairperson Ms. Fili-Krushel Ms. Sandler Mr. Santana
•
Develops and recommends criteria for selecting new directors

•
Screens and recommends to our Board individuals qualified to serve on our Board

•
Recommends Board committee structure and membership

•
Recommends persons to fill Board and committee vacancies

•
Develops and recommends Corporate Governance Guidelines and corporate governance practices

•
Oversees the process governing annual Board, committee and director evaluations

•
Evaluates shareholder proposals relating to corporate governance, director nominations, social responsibility or sustainability or other matters unless within the subject matter jurisdiction or expertise of another independent Board committee

Does Dollar General have an audit committee financial expert serving on its Audit Committee?
Yes. Our Board has determined that each of Ms. Cochran and Mr. Rhodes is an audit committee financial expert who is independent as defined in NYSE listing standards and in our Corporate Governance Guidelines. The SEC has determined that designation as an audit committee financial expert will not cause a person to be deemed to be an “expert” for any purpose.
How often did the Board and its committees meet in 2019?
During 2019, our Board, Audit Committee, Compensation Committee and Nominating Committee
met 5, 5, 6 and 3 times, respectively. Each incumbent director attended at least 75% of the total of all meetings of the Board and committees on which he or she served which were held during the period for which he or she was a director and a member of each applicable committee.
What is Dollar General’s policy regarding Board member attendance at the annual meeting?
Our Board of Directors has adopted a policy that all directors should attend annual shareholders’ meetings unless attendance is not feasible due to unavoidable circumstances. All persons serving as Board members at the time attended the 2019 annual shareholders’ meeting.

   2020 Proxy Statement13

CORPORATE GOVERNANCE

Does Dollar General have a management succession plan?
Yes. Our Board of Directors ensures that a formalized process governs long-term management development and succession. Our Board formally reviews our management succession plan at least annually. Our comprehensive program encompasses not only our CEO and other executive officers but all employees through the front-line supervisory level. The program focuses on key succession elements, including identification of potential successors for positions where it has been determined that internal succession is appropriate, assessment of each potential successor’s level of readiness, and preparation of individual growth and development plans. With respect to CEO succession planning, our long-term business strategy is also considered. In addition, we maintain and review with the Board periodically a confidential procedure for the timely and efficient transfer of the CEO’s responsibilities in the event of an emergency or his sudden incapacitation or departure.
Are there share ownership guidelines and holding requirements for Board members and senior officers?
Yes. Details of our share ownership guidelines and holding requirements for Board members and senior officers are included in our Corporate Governance Guidelines. See “Compensation Discussion and Analysis—Share Ownership Guidelines and Holding
Requirements” and “Director Compensation” for more information on these guidelines and holding requirements. The Compensation Committee establishes the related administrative details.
How can I communicate with the Board of Directors?
We describe our Board-approved process for security holders and other interested parties to contact the entire Board, a particular director, or the non-management directors or independent directors as a group on www.dollargeneral.com under “Investor Information—Corporate Governance.”
Where can I find more information about Dollar General’s corporate governance practices?
Our governance-related information is posted on www.dollargeneral.com under “Investor Information—Corporate Governance,” including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, the charter of each of the Audit Committee, the Compensation Committee and the Nominating Committee, and the name(s) of the person(s) chosen to lead the executive sessions of the non-management directors and, if different, of the independent directors. This information is available in print to any shareholder who sends a written request to: Investor Relations, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, Tennessee 37072.

142020 Proxy Statement

DIRECTOR COMPENSATION
Our director compensation program is designed to fairly pay directors for their time and efforts and to align their interests with the long-term interests of our shareholders. The Compensation Committee reviews at least once every two years the form and amount of director compensation in light of these goals and makes recommendations to the Board of Directors for approval. In developing its recommendations, the Committee considers peer group market data as the primary market reference point, industry survey data for a general understanding of compensation practices in the broader market context, and directional recommendations, all as presented by its independent compensation consultant, Pearl Meyer. More information about our peer group and the Pearl Meyer engagement can be found under “Use of Market Data” and “Use of Outside Advisors,” respectively, in “Compensation Discussion and Analysis.”
Management serves in an administrative and support role for the Compensation Committee and Pearl Meyer, conducting research, compiling data, providing necessary Company-specific information, or otherwise assisting as requested. The Committee also may seek management’s viewpoint on Pearl Meyer’s analysis and recommendations.
The following table and text summarize the compensation earned by or paid to each person who served as a non-employee member of our Board of Directors during all or part of 2019. Ms. Sandler is not included in the table below because she did not serve on our Board during 2019 and accordingly did not earn or receive compensation for 2019. Mr. Vasos, whose executive compensation is discussed under “Executive Compensation” below, was not separately compensated for his service on the Board. We have omitted the columns pertaining to non-equity incentive plan compensation and change in pension value and nonqualified deferred compensation earnings because they are inapplicable.
Fiscal 2019 Director Compensation
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Warren F. Bryant	95,000	144,701	—	1,678	241,379
Michael M. Calbert	97,837	360,835	—	4,058	462,730
Sandra B. Cochran	109,633	144,701	—	1,678	256,012
Patricia D. Fili-Krushel	115,000	144,701	—	1,678	261,379
Timothy I. McGuire	95,000	144,701	—	1,678	241,379
William C. Rhodes, III	120,000	144,701	—	1,678	266,379
Ralph E. Santana	95,000	144,701	—	1,678	241,379
(1)
In addition to the annual Board retainer, Mss. Cochran and Fili-Krushel and Messrs. Calbert and Rhodes earned annual retainers, pro-rated as applicable, for service as committee chairpersons during all or part of fiscal 2019.

(2)
Represents the grant date fair value of restricted stock units (“RSUs”) awarded to Mr. Calbert on February 4, 2019 ($216,134) for his annual Chairman of the Board retainer, as well as to each director (including Mr. Calbert) on May 29, 2019 ($144,701), in each case computed in accordance with FASB ASC Topic 718. Information regarding assumptions made in the valuation of these awards is included in Note 9 of the annual consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 31, 2020, filed with the SEC on March  19 , 2020 (our “2019 Form 10-K”). As of January 31, 2020, each of the persons listed in the table above had the following total unvested RSUs outstanding (including additional unvested RSUs credited as a result of dividend equivalents earned with respect to such RSUs): each of Messrs. Bryant, McGuire, Rhodes and Santana and Mss. Cochran and Fili-Krushel (1,229); and Mr. Calbert (3,098).

(3)
The Board eliminated the use of stock option awards as part of director compensation beginning in fiscal 2015. As of January 31, 2020, each of the persons listed in the table above had the following total unexercised stock options outstanding (whether or not then exercisable): Each of Messrs. Bryant, Calbert and Rhodes (16,207); Ms. Cochran (13,120); Ms. Fili-Krushel (12,892); and each of Messrs. McGuire and Santana (0).

(4)
Represents the dollar value of dividends paid, accumulated or credited on unvested RSUs. Perquisites and personal benefits, if any, totaled less than $10,000 per director and therefore are not included in the table.

   2020 Proxy Statement15

DIRECTOR COMPENSATION

Each non-employee director receives payment (prorated as applicable) for a fiscal year in quarterly installments of the following cash compensation, as applicable, along with an annual award of RSUs, payable in shares of our common stock, under our Amended and Restated 2007 Stock Incentive Plan (our “Stock Incentive Plan”) having the estimated value listed below:
Fiscal Year	Board Retainer ($)	Audit Committee Chairperson Retainer ($)	Compensation Committee Chairperson Retainer ($)	Nominating Committee Chairperson Retainer ($)	Estimated Value of Equity Award ($)
2019	95,000	25,000	20,000	17,500	150,000(1)
(1)
For annual equity awards granted in fiscal year 2020, the estimated value of equity awards has been increased to $165,000 as a result of the Committee’s review of market data and the recommendations of the Committee’s compensation consultant.

The RSUs are awarded annually to each non-employee director who is elected or re-elected at the annual shareholders’ meeting and to any new director appointed thereafter but before February 1 of a given year. The RSUs are scheduled to vest on the first anniversary of the grant date subject to certain accelerated vesting conditions. Directors generally may defer receipt of shares underlying the RSUs.
In addition to the fees outlined above, the Chairman of the Board receives an annual retainer delivered in the form of RSUs, payable in shares of our common stock under our Stock Incentive Plan and scheduled to vest on the first anniversary of the grant date, subject to certain accelerated vesting conditions, having an estimated value of  $200,000.
The forms and amounts of director compensation as outlined above were recommended by the Compensation Committee and approved by the Board after taking into account market data, recommendations of the Committee’s compensation consultant, Pearl Meyer, and, for the additional equity award to the Chairman of the Board, his further responsibilities to the Company.
Up to 100% of cash fees earned for Board services in a fiscal year generally may be deferred under the Non-Employee Director Deferred Compensation Plan. Benefits are payable upon separation from service in the form, as elected by the director at the time of deferral, of a lump sum distribution or monthly payments for 5, 10 or 15 years. Participating directors can direct the hypothetical investment of deferred fees into funds identical to those offered in our 401(k) Plan and will be credited with the deemed investment gains and losses. The amount of the benefit will vary depending on the fees the director has deferred and the deemed investment gains and losses. Benefits upon death are payable to the director’s named beneficiary in a lump sum. In the event of a director’s disability (as defined in the Non-Employee Director Deferred Compensation Plan), the unpaid benefit will be paid in a lump sum. Participant deferrals are not contributed to a trust, and all benefits are paid from Dollar General’s general assets.
Our non-employee directors are subject to share ownership guidelines, expressed as a multiple of the annual cash retainer payable for service on our Board, and holding requirements. The current ownership guideline is 5 times and should be acquired within 5 years of election to the Board. When the ownership guideline is increased, incumbent non-employee directors are allowed an additional year to acquire the incremental multiple. Each non-employee director is required to retain ownership of 100% of all net after-tax shares granted by Dollar General until reaching the share ownership target. As of January 31, 2020, each of our Board members was in compliance with our share ownership and holding requirement policy either because he or she met the guideline or was within the allotted grace period.

162020 Proxy Statement

DIRECTOR INDEPENDENCE
Is Dollar General subject to the NYSE governance rules regarding director independence?
Yes. A majority of our directors must satisfy the independence requirements set forth in the NYSE listing standards. All members of the Audit Committee, the Compensation Committee and the Nominating Committee also must be independent to comply with NYSE listing standards and, in the case of the Audit Committee, with SEC rules. The NYSE listing standards define specific relationships that disqualify directors from being independent and further require that the Board affirmatively determine that a director has no material relationship with Dollar General in order to be considered “independent.” The SEC’s rules and NYSE listing standards contain separate definitions of independence for members of audit committees and compensation committees, respectively.
How does the Board of Directors determine director independence?
The Board of Directors determines the independence of each director and director nominee using guidelines it has adopted, which include all elements of independence in the NYSE listing standards and SEC rules as well as certain Board-adopted categorical independence standards. You may find these guidelines within our Corporate Governance Guidelines posted on the “Investor Information—Corporate Governance” section of our website located at www.dollargeneral.com.
The Board first considers whether any director or nominee has a relationship covered by the NYSE listing standards that would prohibit an independence finding for Board or committee purposes. The Board then analyzes any relationship of the remaining eligible directors and nominees with Dollar General or our management that falls outside the parameters of the Board’s separately adopted categorical independence standards to determine if that relationship is material. The Board may determine that a person who has a relationship outside such parameters is nonetheless independent because the relationship is not considered to be material. Any director who has a material relationship with Dollar General or its management is not considered to be independent. Absent special circumstances, the Board does not consider or analyze any relationship that management has determined falls within the parameters of the Board’s separately adopted categorical independence standards.
Are all of the directors and nominees independent?
Our CEO, Todd J. Vasos, is the only non-independent director. Our Board has affirmatively determined that each of Warren F. Bryant, Michael M. Calbert, Sandra B. Cochran, Patricia D. Fili-Krushel, Timothy I. McGuire, William C. Rhodes, III, Debra A. Sandler, and Ralph E. Santana is independent under both the NYSE listing standards and our additional independence standards. Except as described below, any relationship between an independent director or nominee and Dollar General or our management fell within the Board-adopted categorical standards and, accordingly, was not reviewed or considered by our Board in making independence decisions. There is no person currently serving or who served in 2019 on the Audit Committee, the Compensation Committee or the Nominating Committee that does or did not meet, as applicable, the NYSE independence requirements for membership on those committees, our additional standards and, as to the Audit Committee, SEC rules.
In reaching the determination that Ms. Cochran is independent, the Board considered that her brother has been employed by the Company since 2009 and currently serves as Vice President of Government and Public Relations, a non-executive officer position, as described in more detail under “Transactions with Management and Others.” Ms. Cochran does not serve on the Compensation Committee which approves decisions pertaining to Mr. Brophy’s compensation, and she does not participate in his performance evaluations. Mr. Brophy’s cash compensation and equity awards are approved by the Compensation Committee pursuant to our related-party transactions approval policy.

   2020 Proxy Statement17

TRANSACTIONS WITH MANAGEMENT AND OTHERS
Does the Board of Directors have a related-party transactions approval policy?
Yes. Our Board of Directors has adopted a written policy for the review, approval or ratification of  “related party” transactions. A “related party” for this purpose includes our directors, director nominees, executive officers and greater than 5% shareholders, and any of their immediate family members, and a “transaction” includes one in which (1) the total amount may exceed $120,000, (2) Dollar General is a participant and (3) a related party will have a direct or indirect material interest (other than as a director or a less than 10% owner of another entity, or both).
The policy requires prior Board approval for known related party transactions, subject to certain exceptions listed below. In addition, at least annually using a list of immediate family members and affiliates from our directors and executive officers, relevant internal departments determine if any transactions were unknowingly entered into with a related party, and the Board reviews a list of any such transactions, subject to the exceptions listed below. The related party may not participate in approval of the transaction and must provide to the Board all material information concerning the transaction.
Each of our Chairman and our CEO is authorized to approve a related party transaction in which he is not involved if the total anticipated amount is less than $1 million and he informs the Board of the transaction. In addition, the transactions below are deemed pre-approved without Board review or approval:
•
Transactions involving a total amount that does not exceed the greater of  $1 million or 2% of the entity’s annual consolidated revenues (total consolidated assets in the case of a lender) if no related party who is an individual participates in providing the services or goods to, or negotiations with, us on the entity’s behalf or receives special compensation or benefit as a result.

•
Charitable contributions if the total amount does not exceed 2% of the recipient’s total annual receipts and no related party who is an individual participates in the grant decision or receives any special compensation or benefit as a result.

•
Transactions where the interest arises solely from Dollar General share ownership and all of our shareholders receive the same benefit on a pro rata basis.

•
Transactions where the rates or charges are determined by competitive bid.

•
Transactions for services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental authority.

•
Transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

•
Compensatory transactions available on a nondiscriminatory basis to all salaried employees generally, ordinary course business travel expenses and reimbursements, or compensatory arrangements to directors, director nominees or officers or any other related party that otherwise have been approved by the Board or an authorized committee.

What related-party transactions existed in 2019 or are planned for 2020?
Ms. Cochran’s brother, Stephen Brophy, has been employed by the Company since 2009 and currently serves as our Vice President of Government and Public Relations, a non-executive officer position. For 2019, Mr. Brophy earned from Dollar General total cash compensation (comprised of his base salary and bonus compensation) of less than $360,000 and received an annual equity award consisting of 1,926 non-qualified stock options, 256 RSUs and 256 PSUs. In March 2020, Mr. Brophy received an annual equity award consisting of 1,783 non-qualified stock options, 190 RSUs, and 190 PSUs, in each case on terms consistent with annual equity awards received by all Dollar General employees at Mr. Brophy’s job grade level and on terms substantially similar to the forms of award agreements on file with the SEC. We expect Mr. Brophy’s total cash compensation for 2020 to not exceed $370,000. Mr. Brophy also is eligible to participate in employee benefits plans and programs available to our other full-time employees.
Ms. Cochran does not serve on the Compensation Committee which approves decisions pertaining to Mr. Brophy’s compensation, and she does not participate in his performance evaluations. Mr. Brophy’s cash compensation and equity awards are approved by the Compensation Committee pursuant to our related-party transactions approval policy.

182020 Proxy Statement

SHAREHOLDER ENGAGEMENT
Does the Board of Directors engage with shareholders?
Yes. Our Board of Directors values shareholder feedback and seeks to build and maintain relationships with shareholders to ensure that shareholder perspectives are incorporated into the Board decision-making process. In furtherance of this goal, we conduct year-round outreach through our senior management, investor relations and legal teams to ensure that we understand and consider issues of importance to our shareholders. We further enhanced our shareholder engagement efforts in 2019 with a focus on environmental, social and governance (“ESG”) matters, inviting shareholders representing in the aggregate more than 66% of our outstanding shares to share their perspectives on these matters with our Board.
In general, shareholders that elected to participate in this ESG outreach program expressed strong support for our governance and executive compensation practices. Shareholders also generally appreciated our efforts and initiatives on environmental and social issues, including the publication of the “Serving Others” report that details the numerous ways in which Dollar General strives to serve our customers, employees, communities, and ultimately shareholders, in responsible and sustainable ways. Feedback from these meetings was provided to our Board and informed decisions with respect to our next iteration of our “Serving Others" report and committee memberships.
These discussions also were part of the data that helped inform the Board’s decision to recommend the corporate governance proposals (proposals 4 and 5 in this proxy statement) to replace the supermajority vote requirements in our Charter and Bylaws with a majority of outstanding shares vote requirement.

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EXECUTIVE COMPENSATION
This section provides details of fiscal 2019 compensation for our named executive officers: Todd J. Vasos, Chief Executive Officer; John W. Garratt, Executive Vice President and Chief Financial Officer; Jeffery C. Owen, Chief Operating Officer; Jason S. Reiser, Executive Vice President and Chief Merchandising Officer; and Rhonda M. Taylor, Executive Vice President and General Counsel.
Compensation Discussion and Analysis
Overview
Our executive compensation program is designed to serve the long-term interests of our shareholders. To deliver superior shareholder returns, we believe it is critical to offer a competitive compensation package that will attract, retain, and motivate experienced executives with the requisite expertise. Our program is designed to balance the short-term and long-term components and thus incent achievement of our annual and long-term business strategies, to pay for performance, and to maintain our competitive position in the market in which we compete for executive talent.
Compensation Best Practices
We strive to align our executives’ interests with those of our shareholders and to follow sound corporate governance practices.
Compensation Practice	Dollar General Policy
Pay for performance
A significant portion of compensation is linked to the financial performance of key metrics. All of our annual bonus compensation and equity incentive compensation is performance based. See “Pay for Performance.”

Robust share ownership guidelines and holding requirements	Our share ownership guidelines and holding requirements create further alignment with shareholders’ long-term interests. See “Share Ownership Guidelines and Holding Requirements.”
Clawback policy
Our annual equity awards and Teamshare bonus program allow for the clawback of performance-based incentive compensation paid or awarded to a named executive officer in the case of a material financial restatement of our consolidated financial statements resulting from fraud or intentional misconduct on the part of the executive officer.

No hedging or pledging Dollar General securities or holding Dollar General securities in margin accounts
Our policy prohibits executive officers and Board members (and certain of their family members, entities and trusts) from hedging against any decrease in the market value of Dollar General equity securities awarded by our company and held by them, and from pledging as collateral or holding in a margin account any securities issued by Dollar General. See “Hedging and Pledging Policies.”

No excise tax gross-ups and minimal income tax gross-ups	We do not provide tax gross-up payments to named executive officers other than on relocation-related items.
Double-trigger provisions	All equity awards granted to named executive officers since March 2016 include a “double-trigger” vesting provision upon a change in control.
No repricing or cash buyout of underwater stock options without shareholder approval	Our equity incentive plan prohibits repricing underwater stock options, reducing the exercise price of stock options or replacing awards with cash or another award type, without shareholder approval.
Annual compensation risk assessment	At least annually, our Compensation Committee assesses the risk of our compensation program.

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Pay for Performance
Consistent with our philosophy, and as illustrated to the right, a significant portion of annualized total target compensation for our named executive officers in 2019 was variable/at-risk as a result of being either performance-based, linked to changes in our stock price, or both.
In addition, the following financial performance was achieved in accordance with our short-term and long-term incentive plans:
•
Teamshare Bonus Program
In connection with our 2019 Teamshare bonus program, we achieved 2019 adjusted EBIT (as defined and calculated for purposes of the Teamshare bonus program) of  $2.373 billion, or 103.89% of the adjusted EBIT target, which resulted in a 2019 Teamshare payout to each named executive officer of 138.92% of his or her target Teamshare bonus percentage opportunity (see “Short-Term Cash Incentive Plan”).

•
Performance Share Units
The portion of the awards granted in March 2019 subject to 2019 adjusted EBITDA performance was earned at 123.7% of target, based on achieving adjusted EBITDA of  $2.873 billion, or 102.4% of the adjusted EBITDA target, and the portion of the awards granted in March 2017 subject to 2017-2019 adjusted ROIC performance was earned at 162.0% of target based on achieving adjusted ROIC of 18.49%, or 101.7% of the adjusted ROIC three-year 2017-2019 target, in each case as defined and calculated in the PSU award agreements (see “Long-Term Equity Incentive Program”).

Shareholder Response
The most recent shareholder advisory vote on our named executive officer compensation was held on May 29, 2019. Excluding abstentions and broker non-votes, 95.4% of total votes were cast in support of the program. Because we view this outcome as overwhelmingly supportive of our compensation policies and practices, we do not believe the vote requires consideration of changes to the program. Nonetheless, because market practices and our business needs continue to evolve, we continually evaluate our program and make changes when warranted.
At our annual meeting of shareholders held on May 31, 2017, our shareholders expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, our Board implemented an annual advisory vote on executive compensation until the next advisory vote on the frequency of shareholder votes on executive compensation, which will occur no later than our 2023 annual meeting of shareholders.
Philosophy and Objectives
We strive to attract, retain, and motivate persons with superior ability, to reward outstanding performance, and to align the long-term interests of our named executive officers with those of our shareholders. The material compensation principles applicable to the compensation of our named executive officers are outlined below:
•
In determining total compensation, we consider a reasonable range of the median of total compensation of comparable positions at companies within our peer group, while accounting for distinct circumstances not reflected in the market data such as unique job descriptions as well as our particular niche in the retail sector and the impact that a particular officer may have on our ability to meet business objectives. For competitive or other reasons, our levels of total compensation or any component of compensation may exceed or be below the median range of our peer group.

•
We set base salaries to reflect the responsibilities, experience, performance, and contributions of the

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named executive officers and the salaries for comparable positions, while maintaining an appropriate balance between base salary and incentive compensation.
•
We reward named executive officers who enhance our performance by linking cash and equity incentives to the achievement of our financial goals.

•
We promote share ownership to align the interests of our named executive officers with those of our shareholders.

•
In approving compensation arrangements, we consider recent compensation history, including special or unusual compensation payments.

Oversight and Process
Oversight
The Compensation Committee of our Board of Directors, or a subcommittee thereof if required for tax or other reasons, in each case consisting entirely of independent directors, determines and approves the compensation of our named executive officers. Throughout this “Compensation Discussion and Analysis,” the use of the term Compensation Committee (or Committee) means either the entire committee or a subcommittee thereof if required for tax or other reasons, as applicable. The independent members of our Board are provided the opportunity to ratify the Committee’s determinations pertaining to the level of CEO compensation.
Use of Outside Advisors
The Compensation Committee has selected Pearl Meyer to serve as its compensation consultant and has determined that Pearl Meyer is independent and that its work has not raised any conflicts of interest. When requested by the Committee, a Pearl Meyer representative attends Committee meetings and participates in private sessions with the Committee, and Committee members are free to consult directly with Pearl Meyer as desired.
The Committee (or its Chairperson) determines the scope of Pearl Meyer’s services and has approved a written agreement that details the terms under which Pearl Meyer will provide independent advice to the Committee. The approved scope of Pearl Meyer’s work generally includes the performance of analyses and provision of independent advice related to our executive and non-employee director compensation programs and related matters in support of the Committee’s decisions, and more specifically, includes performing preparation work associated with Committee meetings, providing advice in areas such as compensation philosophy, compensation risk assessment, peer group, incentive plan design, executive compensation disclosure, emerging best practices and changes in the regulatory environment, and providing competitive market studies. Pearl Meyer, along with management, also prepares market data for consideration by the Committee in making decisions on items such as base salary, the Teamshare bonus program, and the long-term incentive program.
Management’s Role
Our executive management team prepares and recommends our annual financial plan to our Board of Directors for approval and establishes a 3-year financial plan. The financial performance targets used in our incentive compensation programs are the same as those in such financial plans and approved by our Compensation Committee. Our CEO and our Chief People Officer, as well as non-executive members of the human resources group, provide assistance to the Committee and Pearl Meyer regarding executive compensation matters, including conducting research, compiling data and/or making recommendations regarding compensation amount, compensation mix, incentive program structure alternatives, peer group composition, and compensation-related governance practices, as well as providing information to and coordinating with Pearl Meyer as requested. Additionally, our General Counsel may provide legal advice to the Committee regarding executive compensation and related governance and legal matters and contractual arrangements from time to time. Although these recommendations may impact each of such officers’ compensation to the extent they participate in the plans and programs, none of such officers make recommendations to the Committee regarding their specific compensation. For the role of management in named executive officers’ performance evaluations, see “Use of Performance Evaluations” below. Although the Committee values and solicits management’s input, it retains and exercises sole authority to make decisions regarding named executive officer compensation.
Use of Performance Evaluations
Each member of the Board of Directors is asked to provide feedback to the Chairman of the Board regarding the CEO’s overall performance. The Chairman of the Board shares such information with the Compensation Committee. The Compensation Committee, together with the Chairman of the Board, then assesses the performance of the CEO, and the CEO evaluates and reports to the Committee on the performance of each of the other named executive officers, in each case versus previously established goals. The Committee also has input into each named executive officer’s performance evaluation. These evaluations are subjective; no objective criteria or relative weighting is assigned to any individual goal or factor.

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Performance ratings serve as an eligibility threshold for annual base salary increases and may directly impact the amount of such increases. The Committee starts with the percentage base salary increase that equals the overall budgeted increase for our U.S.-based employee population and approves differing merit increases to base salary based upon each named executive officer’s individual performance rating. The Committee then considers whether additional adjustments are necessary to reflect performance, responsibilities or qualifications; to bring pay within a reasonable range of the peer group; due to a change in role or duties; to achieve a better balance between base salary and incentive compensation; or for other reasons the Committee believes justify a variance from the merit increase.
Performance evaluation results have the potential to affect the amount of Teamshare bonus payout because the Committee is allowed to adjust payments upward or downward depending upon the named executive officer’s individual performance or other factors.
An unsatisfactory performance rating will reduce the number of, or completely eliminate, stock options awarded to the named executive officer in the following year. In addition, individual performance and other factors, such as company and department performance, tenure, retention, and succession, are used as part of a subjective assessment to determine each named executive officer’s equity award value within a previously determined range of values.
Use of Market Data
The Compensation Committee approves, periodically reviews, and utilizes a peer group when making compensation decisions (see “Philosophy and Objectives”). The peer group data typically is considered annually for base salary adjustments, target equity award values, Teamshare target bonus opportunities, and total target compensation, and periodically when considering structural changes to our executive compensation program.
Our peer group consists of companies selected according to their similarity to our operations, services, revenues, markets, availability of information, and any other information the Committee deems appropriate. Such companies are likely to have executive positions comparable in breadth, complexity and scope of responsibility to ours. The peer group used for 2019 compensation decisions consisted of:
Aramark AutoZone Best Buy CarMax Dollar Tree Genuine Parts	Kohl’s L Brands Lowe’s Ross Stores Starbucks	Sysco Target TJX Companies Tractor Supply Yum! Brands
Pearl Meyer annually provides peer group data for the CEO, to ensure that the Committee is aware of any significant movement in CEO compensation levels within the peer group, and biennially for each named executive officer position below CEO. In alternating years, the Committee uses the prior year data for non-CEO compensation decisions after applying an aging factor recommended by Pearl Meyer. In 2019, Pearl Meyer provided peer group data for all 2019 CEO and non-CEO compensation decisions.
Elements of Named Executive Officer Compensation
We provide compensation in the form of base salary, short-term cash incentives, long-term equity incentives, benefits, and limited perquisites. We believe each of these elements is a necessary component of the total compensation package and is consistent with compensation programs at companies with whom we compete both for business and talent. Decisions regarding each named executive officer’s 2019 compensation are discussed below, followed by a description of each element of compensation and the related applicable programs, as well as applicable financial performance results certified with respect to performance periods that ended in 2019.
2019 Compensation Generally
The Compensation Committee considered the annual compensation of each named executive officer in March 2019 and later determined Mr. Owen’s additional compensation upon his promotion to Chief Operating Officer in August 2019.
(a) 2019 Compensation Decisions for Mr. Vasos
In March 2019, the Compensation Committee considered the base salary, short-term incentive, and long-term incentive components of Mr. Vasos’s compensation, as well as his total target compensation, in each case in comparison to the peer group data (see “Use of Market Data”). After considering the peer group data, as well as Mr. Vasos’s and the Company’s fiscal 2018 performance (see “Use of Performance Evaluations”), and Mr. Vasos’s experience and tenure in the CEO role, the Committee determined to increase Mr. Vasos’s base salary to $1,300,000, effective April 1, 2019 (8.33% increase from his prior year’s base salary), and to maintain his target short-term incentive bonus percentage opportunity (150% of base salary) and his 2019 equity grant value ($8.0 million) at his 2018 levels. The Committee believed that such actions placed each component of Mr. Vasos’s 2019 compensation as well as his 2019 total target compensation within a reasonable range of the median of the peer group data. See “Short-Term Cash Incentive Plan” and “Long-Term Equity Incentive Program” for a description of such programs.

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(b) 2019 Compensation Decisions for Other Named Executive Officers
In March 2019, the Compensation Committee considered the base salary, short-term incentive, and long-term incentive components, as well as total target compensation of the non-CEO named executive officers, in each case in comparison to the peer group data (see “Use of Market Data”), as well as each such officer’s performance (see “Use of Performance Evaluations”). The Committee made no change to any such officer’s target short-term incentive bonus percentage opportunity (in each case, 75% of base salary) from the prior year’s level, which the Committee concluded remained reasonably aligned with the peer group data. See “Short-Term Cash Incentive Plan” for a description of the bonus program.
However, beginning in 2019, the Committee incorporated the use of an equity grant value range to determine each non-CEO named executive officer’s equity grant value level, rather than using the same target value for all non-CEO named executive officer positions, to achieve better market alignment at the individual position level while continuing to allow for subjective performance differentiation and sufficiently incenting and retaining such officers. The Committee determined the equity grant value range based on the peer group data and then determined each such named executive officer’s actual grant value within the range based on a subjective assessment of a variety of factors outlined above under “Use of Performance Evaluations.” Each such named executive officer’s March 2019 equity grant values were: each of Messrs. Garratt and Reiser ($1.35 million), Mr. Owen ($1.55 million), and Ms. Taylor ($1.4 million). See “Long-Term Equity Incentive Program” for a description of the equity awards.
In addition, the Committee approved base salary merit increases in accordance with each such officer’s 2018 performance rating within the limitations of the 3% overall U.S. merit budget increase for 2019, resulting in a base salary increase of 2.82% for each non-CEO named executive officer, effective April 1, 2019. The Committee determined that each such named executive officer’s total target compensation for 2019 remained within a reasonable range of the peer group median and reflected the responsibilities of the position and the experience and contributions of the individual and thus no additional base salary adjustments were made. See “Use of Performance Evaluations.”
(c) 2019 Compensation Decisions for Mr. Owen’s Promotion to Chief Operating Officer
In August 2019, our Board created the new position of Chief Operating Officer and promoted Mr. Owen from Executive Vice President, Store Operations, to such new position. In determining Mr. Owen’s related compensation, the Compensation Committee considered the peer group data, Mr. Owen’s existing level of compensation, prior equity awards (including the size of such awards compared to other executive officers), level of experience and qualifications, as well as the responsibilities of the position, and increased his base salary to $800,000 (19% increase from his prior 2019 base salary), increased his target short-term incentive bonus percentage opportunity from 75% to 100% of base salary (prorated for the portion of 2019 that he served as Chief Operating Officer), and awarded equity with a grant value of  $300,000 delivered in the form of stock options (consistent with the vehicle the Committee uses to deliver other employees’ promotion equity awards), all effective on August 27, 2019. The options were granted with a per share exercise price equal to the fair market value of one share of our common stock on the grant date. These options vest 25% annually on each of the first four anniversaries of the grant date, subject to Mr. Owen’s continued employment with us and certain accelerated vesting provisions, and have a ten-year term. The Committee determined that Mr. Owen’s total compensation after promotion was within a reasonable range of the market median given his experience, the position and his qualifications.
Base Salary
Base salary promotes our recruiting and retention objectives by reflecting the salaries for comparable positions in the competitive marketplace, recognizing performance, and providing a stable and predictable income source for our executives. Our employment agreements set forth minimum base salary levels, which the Compensation Committee retains sole discretion to increase from time to time. The Committee routinely considers annual base salary adjustments in March.
Short-Term Cash Incentive Plan
Our short-term cash incentive plan, called Teamshare, provides an opportunity to receive a cash bonus payment equal to a certain percentage of base salary based upon Dollar General’s level of achievement of one or more pre-established financial performance targets. Accordingly, Teamshare fulfills an important part of our pay for performance philosophy while aligning the interests of our named executive officers and our shareholders.
(a) 2019 Teamshare Structure
The Compensation Committee uses adjusted EBIT as the Teamshare financial performance measure because it is a comprehensive measure of corporate performance that the Committee believes aligns with our shareholders’ interests. For purposes of the 2019 Teamshare program, adjusted EBIT is defined as our operating profit as calculated in accordance with U.S.

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generally accepted accounting principles, but excludes the impact of  (a) costs, fees and expenses directly related to the consideration, negotiation, preparation, or consummation of any transaction that results in a Change in Control (within the meaning of our Stock Incentive Plan) or to any securities offering; (b) disaster-related charges; (c) gains or losses associated with our LIFO computation; and (d) unless the Committee disallows any such item, (i) any unbudgeted loss as a result of the resolution of a legal matter or (ii) any unplanned loss(es) or gain(s) related to the implementation of accounting or tax legislative changes or (iii) any unplanned loss(es) or gain(s) of a non-recurring nature, provided that in the case of each of  (i), (ii) and (iii) such amount equals or exceeds $1 million for a single loss or gain, as applicable, and $10 million in the aggregate.
The Committee set the 2019 adjusted EBIT performance goal at approximately $2.284 billion, which was the adjusted EBIT target amount in our Board-approved 2019 annual financial plan. The threshold (below which no bonus may be earned) and maximum (above which no further bonus may be earned) performance levels are 90% and 120% of the target level, respectively, as the Committee believes such levels appropriately align pay and performance and are reasonably consistent with the practices of our peer group. Payouts for financial performance are based on actual adjusted EBIT results and are interpolated on a straight-line basis between the threshold and target levels and between the target and maximum levels.
The bonus payable to each named executive officer upon achieving the target level of financial performance is equal to the officer’s applicable percentage of base salary disclosed under “2019 Compensation Generally,” unless the Committee elects to consider other factors as allowed under the program as described above under “Use of Performance Evaluations”. Payout percentages at the threshold and maximum performance levels are calculated at 50% and 300%, respectively, of the applicable target percentage of base salary.
(b) 2019 Teamshare Results
The Compensation Committee certified the adjusted EBIT performance result at $2.373 billion (103.89% of the adjusted EBIT target) which resulted in 2019 Teamshare payouts to each of the named executive officers of 138.92% of each named executive officer’s target Teamshare bonus percentage opportunity. Such amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
Long-Term Equity Incentive Program
Long-term equity incentives are an important part of our pay for performance philosophy and are designed to motivate named executive officers to focus on long-term success for shareholders while rewarding them for a long-term commitment to us. The Compensation Committee considers annual equity awards each March at its regular quarterly meeting and considers special equity awards as necessary in connection with one-time events such as a new hire, promotion, or special performance. Equity awards are made under our shareholder-approved Stock Incentive Plan.
(a) 2019 Annual Equity Award Structure
The Compensation Committee delivers the annual equity awards to named executive officers 50% in options and 50% in PSUs, believing that this mix appropriately incents a long-term focus while aligning the interests of management with those of shareholders.
The options are granted with a per share exercise price equal to the fair market value of one share of our common stock on the grant date, vest 25% annually on April 1 of each of the four fiscal years following the fiscal year in which the grant is made, subject to continued employment with us and certain accelerated vesting provisions, and have a ten-year term. The PSUs can be earned if specified financial performance goals are achieved during the applicable performance periods and if certain additional vesting requirements are met as discussed more specifically below.
For PSUs the Committee selects and sets targets for financial performance measures, then establishes threshold and maximum levels of performance derived from those targets. The number of PSUs earned depends on the level of financial performance achieved versus such targets. The Committee selected adjusted EBITDA and adjusted ROIC as the financial performance measures for the 2019 PSUs. Half of the award is subject to adjusted EBITDA performance and half of the award is subject to adjusted ROIC performance. The Committee continues to believe that these financial measures and the mix between them appropriately balance the emphasis placed upon earnings performance as well as rigorous capital management over the long-term.
For the 2019 PSU awards, a one-year performance period corresponding to our 2019 fiscal year was established for the PSUs which are subject to the adjusted EBITDA performance measure. The adjusted EBITDA performance goal of approximately $2.807 billion was the target amount set forth in our Board-approved 2019 annual financial plan. Further increasing the focus on multi-year performance as a counterbalance to short-term incentives, the PSUs

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which are subject to the adjusted ROIC performance measure are subject to a three-year performance period beginning the first day of our 2019 fiscal year and extending through the last day of our 2021 fiscal year. The adjusted ROIC performance goal of 20.68% is the average of the adjusted ROIC goals for each fiscal year within the performance period as set forth in our three-year financial plan as it existed at the time the PSUs were awarded.
Adjusted EBITDA is calculated as income (loss) from continuing operations before cumulative effect of change in accounting principles plus interest and other financing costs, net, provision for income taxes, and depreciation and amortization, but excludes the impact of all items excluded from the 2019 Teamshare program adjusted EBIT calculation outlined above.
Adjusted ROIC for the three-year performance period is calculated as (a) the result of  (x) the sum of  (i) our operating income, plus (ii) depreciation and amortization, plus (iii) single lease cost, minus (y) taxes, divided by (b) the result of  (x) the sum of the averages of: (i) total assets, including any assets associated with the adoption of new lease accounting standards in 2019 not otherwise reflected in our balance sheet, plus (ii) accumulated depreciation and amortization, minus (y) (i) cash, minus (ii) goodwill, minus (iii) accounts payable, minus (iv) other payables, minus (v) accrued liabilities, but excludes the impact of all items excluded from the 2019 Teamshare program adjusted EBIT calculation outlined above.
The following tables show the amount (as a percent of target) of such PSUs that could be earned at each of the threshold, target, and maximum performance levels for each applicable performance period, as well as the 2019 adjusted EBITDA performance result and the number of PSUs earned by each named executive officer as a result of such performance.

	Adjusted EBITDA (2019)
Level*	Result v. Target (%)	EBITDA Result ($) (in billions)	PSUs Earned (% of Target)
Below Threshold	<90	<2.526	0
Threshold	90	2.526	50
Target	100	2.807	100
Maximum	120	3.368	300
2019 Results	102.4	2.873	123.7
*
PSUs earned for performance between threshold, target, and maximum levels are interpolated in a manner similar to that used for our 2019 Teamshare bonus program.

Name	2019 PSUs Earned (Adjusted EBITDA)
Mr. Vasos	21,106
Mr. Garratt	3,561
Mr. Owen	4,090
Mr. Reiser	3,561
Ms. Taylor	3,694
	Adjusted ROIC (2019-2021)
Level*	Result v. Target (%)	ROIC Result (%)	PSUs Earned (% of Target)
Below Threshold	<95.2	<19.68	0
Threshold	95.2	19.68	50
Target	100.0	20.68	100
Maximum	104.8	21.68	300
*
PSUs earned for performance between threshold, target, and maximum levels are interpolated in a manner similar to that used for our 2019 Teamshare bonus program.

The PSUs earned by each named executive officer for fiscal 2019 adjusted EBITDA performance will vest in equal one-third installments on April 1, 2020, April 1, 2021, and April 1, 2022, subject to such officer’s continued employment with us and certain accelerated vesting provisions. Subject to certain pro-rata vesting conditions, the PSUs earned, if any, by each named executive officer for adjusted ROIC performance during the three-year performance period will vest on April 1, 2022, subject to such officer’s continued employment with us and certain accelerated vesting provisions. All vested PSUs will be settled in shares of our common stock.

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(b) 2017 PSU Awards – Completed 2017-2019 Performance Period
Certain of the PSUs awarded in 2017 were subject to an adjusted ROIC performance measure for a three-year performance period beginning on the first day of our 2017 fiscal year and extending through the last day of our 2019 fiscal year, based on the average adjusted ROIC for each fiscal year within the three-year period. The average adjusted ROIC was derived from our three-year financial plan in place at the time of the award and is calculated as (a) the result of  (x) the sum of  (i) our operating income, plus (ii) depreciation and amortization, plus (iii) minimum rentals for 2017 and 2018 and single lease cost for 2019, minus (y) taxes, divided by (b) the result of  (x) the sum of the averages of: (i) total assets, excluding any assets associated with the adoption of new lease accounting standards in 2019, plus (ii) accumulated depreciation and amortization, minus (y) (i) cash, minus (ii) goodwill, minus (iii) accounts payable, minus (iv) other payables, minus (v) accrued liabilities, plus (vi) 8x minimum rentals for 2017 and 2018 and 8x single lease cost for 2019 (with all of the foregoing terms as determined per our financial statements for each fiscal year), but excluding the impact of  (a) any costs, fees and expenses directly related to the consideration, negotiation, preparation or consummation of any transaction that results in a change in control (within the meaning of our Stock Incentive Plan) or any security offering; (b) disaster-related charges; (c) any gains or losses associated with our LIFO computation; (d) in 2019, impacts related to lease accounting rules; and (e) unless the Compensation Committee disallows any such item, (i) any unbudgeted loss as a result of the resolution of a legal matter or (ii) any unplanned loss(es), net of related unplanned gains, of a non-recurring nature, provided that in the case of each of  (i) and (ii) such amount equals or exceeds $1 million for a single loss or net loss, as applicable, and $10 million in the aggregate.
The following tables show the amount (as a percent of target) of such PSUs that could be earned at each of the applicable threshold, target and maximum performance levels, as well as the actual performance result and the number of such PSUs earned by each named executive officer who received a 2017 PSU award. When calculating the performance result, the Committee exercised negative discretion to adjust ROIC for the material positive impact of the Tax Cuts and Jobs Act driven by both the benefit associated with the remeasurement of deferred tax assets and liabilities in 2017 and for the ongoing federal corporate tax rate reduction in 2017, 2018 and 2019.

	Adjusted ROIC (2017-2019)
Level*	Result v. Target (%)	ROIC Result (%)	PSUs Earned (% of Target)
Below Threshold	<94.5	<17.18	0
Threshold	94.5	17.18	50
Target	100.0	18.18	100
Maximum	105.5	19.18	300
2017-2019 Results	101.7	18.49	162.0
*
PSUs earned for performance between threshold, target, and maximum levels are interpolated in a manner similar to that used for our 2019 Teamshare bonus program.

Name	2017 – 2019 PSUs Earned (Adjusted ROIC)
Mr. Vasos	10,878
Mr. Garratt	2,537
Mr. Owen	2,537
Ms. Taylor	2,628

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(c) Share Ownership Guidelines and Holding Requirements
Our senior officers are subject to share ownership guidelines and holding requirements. The share ownership guideline is a multiple of annual base salary as in effect from time to time and is to be achieved within a five-year time period.
Officer Level	Multiple of Base Salary
CEO	6X
COO	4X
EVP	3X
SVP	2X
Each senior officer is required to retain ownership of 50% of all net after-tax shares issuable upon vesting or exercise of compensatory awards until the target ownership level is achieved. As of January 31, 2020, each of our named executive officers was in compliance with our share ownership and holding requirement policy either because he or she met the guideline or was within the allotted grace period.
(d) Hedging and Pledging Policies
Our policy prohibits Board members, executive officers, and their Controlled Persons from (1) pledging Dollar General securities as collateral, (2) holding Dollar General securities in a margin account, and (3) hedging against any decrease in the market value of equity securities awarded by Dollar General and held by them, such as entering into or trading prepaid variable forward contracts, equity swaps, collars, puts, calls, options, exchange funds (also known as swap funds) or other derivative instruments related to Dollar General equity securities. All other employees, as well as their Controlled Persons are strongly discouraged from entering into these types of transactions. Controlled Persons include the Board member’s, executive officer’s or employee’s respective spouses, immediate family members sharing their home or that are economically dependent on them, entities that they control, and trusts in which they serve as a trustee or are a beneficiary.
Benefits and Perquisites
Our named executive officers participate in certain benefits on the same terms that are offered to all of our salaried employees. We also provide them with limited additional benefits and perquisites for retention and recruiting purposes, to replace benefit opportunities lost due to regulatory limits, and to enhance their ability to focus on our business. We do not provide tax gross-up payments for named executive officers on any benefits and perquisites other than relocation-related items. The primary additional benefits and perquisites include the following:
•
We provide a compensation deferral plan (the “CDP”) and, for named executive officers hired or promoted prior to May 28, 2008, a defined contribution Supplemental Executive Retirement Plan (the “SERP,” and together with the CDP, the “CDP/SERP Plan”) as discussed in more detail under “Nonqualified Deferred Compensation Fiscal 2019”.
•
We pay the premiums for a life insurance benefit equal to 2.5 times base salary up to a maximum of $4 million.

•
We provide a salary continuation program that provides income replacement for up to 26 weeks at 100% of base salary for the first three weeks and 70% of base salary thereafter. In addition to the income replacement benefit, we pay administrative fees associated with the program. We also pay the premiums under a group long-term disability plan that provides 60% of base salary up to a maximum monthly benefit of  $20,000.

•
We provide a relocation assistance program under a policy applicable to officer-level employees.

•
We provide personal financial and estate planning and tax preparation services through a third party.

Employment Agreements and Severance Arrangements
We have an employment agreement with each of our named executive officers, each of which has a three-year term and is subject to certain automatic extensions. These agreements promote executive continuity, aid in retention, and, in return for granting such executives certain severance and other rights upon a termination of employment, secure valuable protections for Dollar General, such as non-compete, non-solicitation, and confidentiality obligations, and facilitate implementation of our clawback policy.
We believe that reasonable severance benefits are appropriate to protect the named executive officer against circumstances over which he or she does not have control and as consideration for the promises of non-disclosure, non-competition, non-solicitation, and non-interference, as well as the clawback rights that we require in our employment agreements. A change in control, by itself  (“single trigger”), does not trigger any severance provision applicable to our named executive

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officers, except for the provisions related to outstanding equity awards granted prior to 2016. Equity awards granted in or after 2016 do not provide for single trigger vesting acceleration but rather require both a termination event and a change in control to accelerate vesting of such equity awards.
Considerations Associated with Regulatory Requirements
Under Section 162(m) of the Internal Revenue Code, we generally may not take a tax deduction for individual compensation over $1 million paid in any taxable year to each of the persons that meet the definition of a covered employee under Section 162(m). For fiscal 2019, covered employees include anyone who was a covered employee for any taxable year beginning after December 31, 2016, anyone who held the position of CEO or Chief Financial Officer (“CFO”) at any time during the fiscal year and the three most highly compensated employees who acted as executive officers (other than as CEO or CFO) at any time during the fiscal year. Prior to U.S. tax law changes in 2017, certain performance-based compensation was exempt from the Section 162(m) deduction limit. However, for tax years beginning after December 31, 2017, the performance-based compensation exemption was eliminated unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
The Compensation Committee continues to view the tax deductibility of executive compensation as one of many factors to be considered in the context of its overall compensation philosophy and therefore reserves the right to approve compensation that may not be deductible in situations it deems appropriate.
Compensation Committee Report
The Compensation Committee of our Board of Directors reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this document.
This report has been furnished by the members of the Compensation Committee:
•
Patricia D. Fili-Krushel, Chairperson

•
Warren F. Bryant

•
Timothy I. McGuire

The above Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Dollar General filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Dollar General specifically incorporates this report by reference therein.

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Summary Compensation Table
The following table summarizes compensation paid to or earned by our named executive officers in each of the 2019, 2018 and 2017 fiscal years. We have omitted from this table the columns for “Bonus” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” because they are inapplicable.
Name and Principal Position(1)	Year	Salary ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Todd J. Vasos, Chief Executive Officer	2019	1,283,383	3,996,944	3,927,168	2,708,936	91,628	12,008,059
	2018	1,188,879	3,805,114	3,793,604	1,717,068	97,852	10,602,517
	2017	1,127,543	2,847,697	2,827,461	1,921,028	82,680	8,806,409
John W. Garratt, Executive Vice President & Chief Financial Officer	2019	742,091	674,435	662,705	776,709	66,524	2,922,464
	2018	706,511	665,923	663,893	518,698	63,316	2,618,341
	2017	597,256	664,463	659,739	520,441	60,636	2,502,535
Jeffery C. Owen, Chief Operating Officer	2019	725,972	774,346	1,058,485	880,443	65,770	3,505,016
	2018	652,662	713,436	711,314	469,697	60,267	2,607,376
	2017	630,529	664,463	659,739	536,861	64,747	2,556,339
Jason S. Reiser, Executive Vice President & Chief Merchandising Officer	2019	683,087	674,435	662,705	714,953	60,331	2,795,511
	2018	664,488	618,317	616,472	477,456	168,661	2,545,394
Rhonda M. Taylor, Executive Vice President & General Counsel	2019	585,150	699,500	687,265	612,447	104,940	2,689,302
	2018	569,217	665,923	663,893	409,001	117,030	2,425,064
	2017	554,396	688,211	683,302	472,039	92,365	2,490,313
(1)
Mr. Owen served as Executive Vice President, Store Operations, from June 2015 until his promotion to Chief Operating Officer in August 2019. Mr. Reiser joined Dollar General in July 2017 but was not a named executive officer for 2017.

(2)
Each named executive officer deferred under the CDP and contributed to our 401(k) Plan a portion of salary earned in each of the fiscal years for which salaries are reported above for the applicable named executive officer. The amounts of the fiscal 2019 salary deferrals under the CDP are included in the Nonqualified Deferred Compensation Table.

(3)
The amounts reported represent the aggregate grant date fair value of PSUs awarded in each fiscal year for which compensation is required to be reported in the table for each named executive officer, in each case computed in accordance with FASB ASC Topic 718. The PSUs are subject to performance conditions, and the reported value at the grant date is based upon the probable outcome of such conditions on such date. The values of the PSUs at the grant date assuming that the highest level of performance conditions will be achieved are as follows for each fiscal year required to be reported for each applicable named executive officer:

Fiscal Year	Mr. Vasos ($)	Mr. Garratt ($)	Mr. Owen ($)	Mr. Reiser ($)	Ms. Taylor ($)
2019	11,990,832	2,023,304	2,323,039	2,023,304	2,098,501
2018	11,415,341	1,997,768	2,140,307	1,854,951	1,997,768
2017	8,543,092	1,993,388	1,993,388	—	2,064,633
Information regarding the assumptions made in the valuation of these awards is set forth in Note  9 of the annual consolidated financial statements in our 2019 Form 10-K.
(4)
The amounts reported represent the aggregate grant date fair value of stock options awarded in each fiscal year for which compensation is required to be reported in the table for each named executive officer, in each case computed in accordance with FASB ASC Topic 718. Information regarding assumptions made in the valuation of these awards is set forth in Note  9 of the annual consolidated financial statements in our 2019 Form 10-K.

(5)
Represents amounts earned pursuant to our Teamshare bonus program for each fiscal year reported. See the discussion of the “Short-Term Cash Incentive Plan” in “Compensation Discussion and Analysis” above. Messrs. Vasos, Garratt and Reiser and Ms. Taylor deferred 5%, 5%, 7% and 25%, respectively, of his or her fiscal 2019 Teamshare bonus payment reported above under the CDP. Messrs. Vasos, Garratt and Reiser deferred 5%, 5% and 7%, respectively, of his fiscal 2018 Teamshare bonus payment reported above under the CDP. Mr. Vasos deferred 5% of his fiscal 2017 Teamshare bonus payment reported above under the CDP.

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(6)
Includes the following amounts for each named executive officer:

Name	Company Match Contributions – 401(k) ($)	Company Match Contributions – CDP ($)	Company Match Contributions – SERP ($)	Premiums for Life Insurance Program ($)	Aggregate Incremental Cost of Providing Perquisites/Personal Benefits* ($)
Mr. Vasos	14,396	49,753	—	2,690	24,789
Mr. Garratt	14,081	23,019	—	1,555	27,869
Mr. Owen	14,568	21,701	—	1,521	27,980
Mr. Reiser	13,860	20,076	—	1,431	24,964
Ms. Taylor	14,064	15,190	74,460	1,226	—
*
Perquisites and personal benefits for Ms. Taylor totaled less than $10,000 and accordingly the incremental cost is not included in the table or detailed in this footnote. None of the named executive officers received any perquisite or personal benefit for which the aggregate incremental cost individually equaled or exceeded the greater of  $25,000 or 10% of total perquisites. The aggregate incremental cost of providing perquisites and personal benefits to Messrs. Vasos, Garratt, Owen and Reiser related to: (1) for each such named executive officer, financial and estate planning services, entertainment events, miscellaneous gifts, limited personal travel expenses associated with a guest’s attendance at business events, premiums paid under our group long-term disability program and our accidental death and dismemberment policy, and an administrative fee for coverage under our short-term disability program; (2) for Messrs. Owen and Reiser, an executive physical medical examination; and (3) for Messrs. Garratt and Owen, one or more directed charitable donations. We also provide each named executive officer with certain perquisites and personal benefits at no aggregate incremental cost to Dollar General, including access to participation in a group umbrella liability insurance program through a third party vendor at a group rate paid by the executive and coverage under our business travel accident insurance for which Dollar General pays a flat fee for the eligible employee population.

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Grants of Plan-Based Awards in Fiscal 2019
The table below shows each named executive officer’s fiscal 2019 Teamshare bonus opportunity under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.” Actual amounts earned under the fiscal 2019 Teamshare program are shown in the Summary Compensation Table and, for those who received such payments, represent prorated payment on a graduated scale for financial performance between the target and maximum performance levels. See “Short-Term Cash Incentive Plan” in “Compensation Discussion and Analysis” for discussion of such Teamshare program.
The table below also shows information regarding equity awards made to our named executive officers for fiscal 2019, all of which were granted pursuant to our Stock Incentive Plan. The awards listed under “Estimated Future Payouts Under Equity Incentive Plan Awards” include the threshold, target, and maximum number of PSUs which could be earned by each named executive officer based upon the level of achievement of the applicable financial performance measures. The awards listed under “All Other Option Awards” include non-qualified stock options that vest over time based upon the applicable named executive officer’s continued employment by Dollar General. See “Long-Term Equity Incentive Program” in “Compensation Discussion and Analysis” above for further discussion of these awards. We have omitted from this table the column for “All Other Stock Awards” because it is inapplicable.
Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Vasos	—	975,000	1,950,000	5,850,000	—	—	—	—	—	—
	03/20/19	—	—	—	—	—	—	128,398	117.13	3,927,168
	03/20/19	—	—	—	17,062	34,124	102,372	—	—	3,996,944
Mr. Garratt	—	279,553	559,106	1,677,319	—	—	—	—	—	—
	03/20/19	—	—	—	—	—	—	21,667	117.13	662,705
	03/20/19	—	—	—	2,879	5,758	17,274	—	—	674,435
Mr. Owen	—	316,889	633,778	1,901,334	—	—	—	—	—	—
	03/20/19	—	—	—	—	—	—	24,877	117.13	760,885
	03/20/19	—	—	—	3,306	6,611	19,833	—	—	774,346
	08/27/19	—	—	—	—	—	—	9,632	138.75	297,600
Mr. Reiser	—	257,326	514,652	1,543,955	—	—	—	—	—	—
	03/20/19	—	—	—	—	—	—	21,667	117.13	662,705
	03/20/19	—	—	—	2,879	5,758	17,274	—	—	674,435
Ms. Taylor	—	220,432	440,864	1,322,591	—	—	—	—	—	—
	03/20/19	—	—	—	—	—	—	22,470	117.13	687,265
	03/20/19	—	—	—	2,986	5,972	17,916	—	—	699,500
(1)
The per share exercise price was calculated based on the closing market price of one share of our common stock on the date of grant as reported by the NYSE.

(2)
Represents the aggregate grant date fair value of each equity award, computed in accordance with FASB ASC Topic 718. For equity awards that are subject to performance conditions, the value at the grant date is based upon the probable outcome of such conditions. For information regarding the assumptions made in the valuation of these awards, see Note 9 of the annual consolidated financial statements included in our 2019 Form 10-K.

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Outstanding Equity Awards at 2019 Fiscal Year-End
The table below sets forth information regarding awards granted under our Stock Incentive Plan and held by our named executive officers as of the end of fiscal 2019. We have omitted from this table the column for “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” because it is inapplicable. All awards included in the table, to the extent they have not vested, are subject to certain accelerated vesting provisions as described in “Potential Payments upon Termination or Change in Control.” PSUs reported in the table are payable in shares of our common stock on a one-for-one basis.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Mr. Vasos	03/20/2012	37,440(1)	—	45.25	03/20/2022	—	—	—	—
	03/18/2013	27,492(1)	—	48.11	03/18/2023	—	—	—	—
	12/03/2013	2,880(1)	—	56.48	12/03/2023	—	—	—	—
	03/18/2014	37,926(1)	—	57.91	03/18/2024	—	—	—	—
	03/17/2015	44,786(2)	—	74.72	03/17/2025	—	—	—	—
	06/03/2015	171,122(3)	85,560(3)	76.00	06/03/2025	—	—	—	—
	03/16/2016	89,700(2)	29,899(2)	84.67	03/16/2026	—	—	—	—
	03/16/2016	28,587(3)	57,172(3)	84.67	03/16/2026	—	—	—	—
	03/22/2017	80,756(2)	80,756(2)	70.68	03/22/2027	—	—	—	—
	03/21/2018	39,300(2)	117,897(2)	92.98	03/21/2028	—	—	—	—
	03/20/2019	—	128,398(2)	117.13	03/20/2029	—	—	—	—
	03/22/2017	—	—	—	—	18,143(4)	2,783,318	—	—
	03/21/2018	—	—	—	—	13,382(5)	2,052,933	61,386(6)	9,417,226
	03/20/2019	—	—	—	—	21,106(7)	3,237,871	51,186(8)	7,852,444
Mr. Garratt	12/03/2014	5,031(1)	—	66.69	12/03/2024	—	—	—	—
	03/17/2015	10,002(2)	—	74.72	03/17/2025	—	—	—	—
	12/02/2015	7,829(1)	—	65.35	12/02/2025	—	—	—	—
	03/16/2016	24,668(2)	8,222(2)	84.67	03/16/2026	—	—	—	—
	03/22/2017	18,844(2)	18,842(2)	70.68	03/22/2027	—	—	—	—
	03/21/2018	6,879(2)	20,631(2)	92.98	03/21/2028	—	—	—	—
	03/20/2019	—	21,667(2)	117.13	03/20/2029	—	—	—	—
	03/22/2017	—	—	—	—	4,232(4)	649,231	—	—
	03/21/2018	—	—	—	—	2,342(5)	359,286	10,743(6)	1,648,084
	03/20/2019	—	—	—	—	3,561(7)	546,293	8,637(8)	1,325,002
Mr. Owen	08/25/2015	35,703(1)	—	73.73	08/25/2025	—	—	—	—
	03/16/2016	24,668(2)	8,222(2)	84.67	03/16/2026	—	—	—	—
	03/22/2017	18,844(2)	18,842(2)	70.68	03/22/2027	—	—	—	—
	03/21/2018	7,371(2)	22,104(2)	92.98	03/21/2028	—	—	—	—
	03/20/2019	—	24,877(2)	117.13	03/20/2029	—	—	—	—
	08/27/2019	—	9,632(1)	138.75	08/27/2029	—	—	—	—
	03/22/2017	—	—	—	—	4,232(4)	649,231	—	—
	03/21/2018	—	—	—	—	2,508(5)	384,752	11,508(6)	1,765,442
	03/20/2019	—	—	—	—	4,090(7)	627,447	9,915(8)	1,521,060

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		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Mr. Reiser	08/29/2017	23,031(1)	23,030(1)	76.89	08/29/2027	—	—	—	—
	03/21/2018	6,387(2)	19,158(2)	92.98	03/21/2028	—	—	—	—
	03/20/2019	—	21,667(2)	117.13	03/20/2029	—	—	—	—
	03/21/2018	—	—	—	—	2,174(5)	333,513	9,975(6)	1,530,265
	03/20/2019	—	—	—	—	3,561(7)	546,293	8,637(8)	1,325,002
Ms. Taylor	03/18/2014	8,470(1)	—	57.91	03/18/2024	—	—	—	—
	03/17/2015	32,843(2)	—	74.72	03/17/2025	—	—	—	—
	03/16/2016	24,668(2)	8,222(2)	84.67	03/16/2026	—	—	—	—
	03/22/2017	19,516(2)	19,516(2)	70.68	03/22/2027	—	—	—	—
	03/21/2018	6,879(2)	20,631(2)	92.98	03/21/2028	—	—	—	—
	03/20/2019	—	22,470(2)	117.13	03/20/2029	—	—	—	—
	03/22/2017	—	—	—	—	4,384(4)	672,549	—	—
	03/21/2018	—	—	—	—	2,342(5)	359,286	10,743(6)	1,648,084
	03/20/2019	—	—	—	—	3,694(7)	566,697	8,958(8)	1,374,247
(1)
Part of a time-based options grant with a vesting schedule of 25% per year on each of the first four anniversaries of the grant date.

(2)
Part of a time-based options grant with a vesting schedule of 25% per year on each of the first four anniversaries of the April 1 following the grant date.

(3)
Part of a time-based options grant with a vesting schedule of 33 1/3% per year on each of the third, fourth, and fifth anniversaries of the grant date.

(4)
Part of a PSU grant, 40% of which were earned as a result of our fiscal 2017 adjusted EBITDA performance and 60% of which were earned as a result of our fiscal 2017-2019 adjusted ROIC performance, and in each case are scheduled to vest on April 1, 2020.

(5)
Part of a PSU grant that was earned as a result of our fiscal 2018 adjusted EBITDA performance and is scheduled to vest 50% per year on each of April 1, 2020 and April 1, 2021.

(6)
Part of a PSU grant that is scheduled to vest on April 1, 2021 if the adjusted ROIC performance goal is achieved for fiscal years 2018-2020. The number of PSUs reported in this column assumes achievement of the maximum level of adjusted ROIC performance for the performance period. The actual number of PSUs earned, if any, will be determined based on the actual level of adjusted ROIC performance achieved for the performance period.

(7)
Part of a PSU grant that was earned as a result of our fiscal 2019 adjusted EBITDA performance and is scheduled to vest 33 1/3% per year on each of the first three anniversaries of the April 1 following the grant date.

(8)
Part of a PSU grant that is scheduled to vest on April 1, 2022 if the adjusted ROIC performance goal is achieved for fiscal years 2019-2021. The number of PSUs reported in this column assumes achievement of the maximum level of adjusted ROIC performance for the performance period. The actual number of PSUs earned, if any, will be determined ba s ed on the actual level of adjusted ROIC performance achieved for the performance period.

(9)
Computed by multiplying the number of shares or units by the closing market price of one share of our common stock on January 31, 2020 as reported by the NYSE.

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Option Exercises and Stock Vested During Fiscal 2019
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Mr. Vasos	—	—	32,282	3,819,929
Mr. Garratt	—	—	7,478	884,872
Mr. Owen	—	—	7,563	894,930
Mr. Reiser	—	—	1,088	128,743
Ms. Taylor	14,636	1,015,992	7,624	902,148
(1)
Represents the gross number of option shares exercised, without deduction for shares that may have been surrendered or withheld to satisfy the exercise price or applicable tax withholding obligations.

(2)
Value realized is calculated by multiplying the gross number of options exercised by the difference between the market price of our common stock at exercise as reported by the NYSE and the exercise price.

(3)
Represents the gross number of shares acquired upon vesting of PSUs, without deduction for shares that may have been withheld to satisfy applicable tax withholding obligations.

(4)
Value realized is calculated by multiplying the gross number of shares vested by the closing market price of our common stock on the vesting date as reported by the NYSE.

Pension Benefits Fiscal 2019
We have omitted the Pension Benefits table because it is inapplicable.
Nonqualified Deferred Compensation Fiscal 2019
Information regarding each named executive officer’s participation in our CDP/SERP Plan is included in the following table. The material terms of the CDP/SERP Plan are described after the table. Please also see “Benefits and Perquisites” in “Compensation Discussion and Analysis” above. We have omitted from this table the column pertaining to “Aggregate Withdrawals/Distributions” during the fiscal year because it is inapplicable.
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
Mr. Vasos	150,023	49,753	104,408	1,535,557
Mr. Garratt	63,039	23,019	25,917	281,407
Mr. Owen	36,299	21,701	29,984	254,051
Mr. Reiser	67,576	20,076	16,586	164,594
Ms. Taylor	29,258	89,651	89,079	829,209
(1)
Of the reported amounts, the following are reported in the Summary Compensation Table as “Salary” for 2019: Mr. Vasos ($64,169); Mr. Garratt ($37,105); Mr. Owen ($36,299); Mr. Reiser ($34,154); and Ms. Taylor ($29,258).

(2)
Reported as “All Other Compensation” in the Summary Compensation Table.

(3)
The amounts shown are not reported in the Summary Compensation Table because they do not represent above-market or preferential earnings.

(4)
Of the amounts reported, the following were previously reported as compensation for years prior to 2019 in a Summary Compensation Table: Mr. Vasos ($1,027,595); Mr. Garratt ($182,267); Mr. Owen ($149,225); Mr. Reiser ($88,747); and Ms. Taylor ($268,187).

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Pursuant to the CDP, each named executive officer may annually elect to defer up to 65% of his or her base salary if his or her compensation exceeds the limit set forth in Section 401(a)(17) of the Internal Revenue Code, and up to 100% of his or her bonus pay if his or her compensation equals or exceeds the highly compensated limit under Section 414(q)(1)(B) of the Internal Revenue Code. We currently match base pay deferrals at a rate of 100%, up to 5% of annual salary, with annual salary offset by the amount of match-eligible salary under the 401(k) Plan. All named executive officers are 100% vested in compensation and matching deferrals and earnings on those deferrals.
Pursuant to the SERP, we make an annual contribution equal to a certain percentage of a participant’s annual salary and bonus to eligible participants who are actively employed in an eligible job grade on January 1 and continue to be employed as of December 31 of a given year. The contribution percentage is based on age, years of service, and job grade. Persons hired after May 27, 2008 are not eligible to participate in the SERP. The fiscal 2019 contribution percentage was 7.5% for Ms. Taylor, and she is 100% vested in her SERP account. No other named executive officer was eligible to participate in the SERP in 2019.
The amounts deferred or contributed to the CDP/SERP Plan are credited to a liability account, which is then invested at the participant’s option in an account that mirrors the performance of a fund or funds selected by the Compensation Committee or its delegate. These funds are identical to the funds offered in our 401(k) Plan.
For a participant who ceases employment with at least 10 years of service or after reaching age 50 and whose CDP account balance or SERP account balance exceeds certain dollar thresholds, the account balance will be paid by (a) lump sum, (b) monthly installments over a 5, 10 or 15-year period or (c) a combination of lump sum and installments, pursuant to the participant’s election. Otherwise, payment is made in a lump sum. The vested amount will be payable at the time designated by the CDP/SERP Plan upon the participant’s termination of employment. A participant’s CDP/SERP Plan benefit normally is payable in the following February if employment ceases during the first 6 months of a calendar year or is payable in the following August if employment ceases during the last 6 months of a calendar year. However, participants may elect to receive an in-service lump sum distribution of vested amounts credited to the CDP account, provided that the date of distribution is no sooner than 5 years after the end of the year in which the amounts were deferred. In addition, a participant who is actively employed may request an “unforeseeable emergency hardship” in-service lump sum distribution of vested amounts credited to the participant’s CDP account. Account balances are payable in cash.
As a result of our change in control which occurred in 2007, the CDP/SERP Plan liabilities through July 6, 2007 were fully funded into an irrevocable rabbi trust. We also funded into the rabbi trust deferrals into the CDP/SERP Plan between July 6, 2007 and October 15, 2007. All CDP/SERP Plan liabilities incurred on or after October 15, 2007 are unfunded.
Potential Payments upon Termination or Change in Control
Our agreements with our named executive officers and certain plans and programs in which such officers participate, in each case as in effect at the end of our 2019 fiscal year, provide for benefits or payments upon certain employment termination or change in control events. We discuss these benefits and payments below except to the extent they are available generally to all salaried employees and do not discriminate in favor of our executive officers or to the extent already discussed under “Nonqualified Deferred Compensation Fiscal 2019” above. The discussion of equity awards in each scenario below includes nonqualified stock options outstanding as of the end of our 2019 fiscal year, as well as PSUs awarded in 2017 (“2017 PSUs”), 2018 (“2018 PSUs”) and 2019 (“2019 PSUs”) to each named executive officer employed by us at the time of the applicable award.
Payments Upon Termination Due to Death or Disability
Equity Awards
If a named executive officer’s employment with us terminates due to death or disability (as defined in the governing agreement):
•
Stock Options. Any outstanding unvested stock option shall become immediately vested and exercisable with respect to 100% of the underlying shares immediately prior to such event, and such vested options may be exercised until the 1st anniversary of the termination date but no later than the 10th anniversary of the grant date.

•
Performance Share Units. Except as described below, any unearned or unvested PSUs shall be forfeited and cancelled on the termination date or the last day of the performance period, as applicable.

✓
2017 PSUs. Any earned but unvested 2017 PSUs subject to the one-year Adjusted EBITDA performance goal (the “2017 Adjusted EBITDA PSUs”) shall become vested and nonforfeitable

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as of the termination date but shall be paid at the same time as if no termination had occurred. If the termination occurs before the end of the three-year performance period, a pro-rata portion (based on months employed during the three-year performance period) of any 2017 PSUs subject to the three-year Adjusted ROIC performance goal (the “2017 Adjusted ROIC PSUs”) that are earned as a result of Adjusted ROIC performance versus the three-year Adjusted ROIC performance goal shall become vested and nonforfeitable as of the applicable April 1 vesting date and shall be paid at the same time as if no termination had occurred. If the termination occurs on or after the end of the three-year performance period, any remaining earned but unvested 2017 Adjusted ROIC PSUs attributable to the three-year performance period shall become vested and nonforfeitable as of the termination date but shall be paid at the same time as if no termination had occurred.
✓
2018 PSUs and 2019 PSUs. If the termination occurs on or after the end of the applicable one-year or three-year performance period associated with each of the 2018 PSUs and the 2019 PSUs but before an applicable vesting date, any earned but unvested 2018 PSUs and 2019 PSUs shall become vested and nonforfeitable as of the termination date but shall be paid at the same time as if no termination had occurred. For the 2019 PSUs, if the termination occurs before the end of the one-year performance period, a pro-rata portion (based on months employed during such performance period) of one-third of the 2019 PSUs subject to the one-year Adjusted EBITDA performance goal (the “2019 Adjusted EBITDA PSUs”) earned based on performance during such performance period shall become vested and nonforfeitable as of the end of such performance period and shall be paid at the same time as if no termination had occurred. For the 2018 PSUs and the 2019 PSUs, if the termination occurs before the end of the applicable three-year performance period, a pro-rata portion (based on months employed during such applicable performance period) of the 2018 PSUs subject to the three-year Adjusted ROIC performance goal (the “2018 Adjusted ROIC PSUs”) and of the 2019 PSUs subject to the three-year Adjusted ROIC performance goal (the “2019 Adjusted ROIC PSUs”) earned based on performance during such applicable performance period shall become vested and nonforfeitable as of the end of such applicable performance period and shall be paid at the same time as if no termination had occurred.

Other Payments
In the event of death, a named executive officer’s beneficiary will receive payments under our group life insurance program in an amount, up to a maximum of $4 million, equal to 2.5 times such officer’s annual base salary and, in the event of death on or after the last day of a fiscal year, payment for such officer’s incentive bonus earned for that fiscal year under the terms of our Teamshare program (which otherwise generally requires a participant to remain employed on the payment date to receive any such bonus). In addition, in the event of disability (as defined in the governing document), a named executive officer will receive 60% of covered monthly earnings up to a $20,000 monthly benefit under our long-term disability insurance program. In the event of death or disability (as defined in the CDP/SERP Plan), a named executive officer’s CDP/SERP Plan benefit will be payable in a lump sum within 60 days after the end of the calendar quarter in which such termination event occurs, provided that we may delay payment in the event of disability until as soon as reasonably practicable after receipt of the disability determination by the Social Security Administration. Dependent upon the cause of death or loss suffered, a named executive officer may also be eligible to receive payment of up to $50,000 under our group accidental death and dismemberment program.
Payments Upon Termination Due to Retirement
Except as provided immediately below with respect to equity awards, retirement (as defined in the applicable governing document) is not treated differently from any other voluntary termination without good reason (as defined in the relevant agreements, and as discussed below under “Payments Upon Voluntary Termination”) under any of our plans or agreements for named executive officers.
In the event a named executive officer retires:
•
Stock Options. The portion of the outstanding unvested stock options that would have become vested and exercisable within the one-year period following the retirement date if such officer had remained employed with us shall remain outstanding for a one-year period following the retirement date and shall become vested and exercisable on the anniversary of the grant date that falls within such one-year period. However, if during such one-year period the officer dies or incurs a disability or, for options granted prior to 2016, a change in control occurs, such portion shall instead become immediately vested and exercisable upon such death, disability or change in control. Otherwise, any option which is unvested and unexercisable on the termination date shall immediately expire without payment. The officer may exercise the option to the extent vested and exercisable any time prior to the

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5th anniversary of the retirement date, but no later than the 10th anniversary of the grant date.
•
Performance Share Units. Except as described below, any unearned or unvested PSUs shall be forfeited and cancelled on the retirement date or the last day of the performance period, as applicable.

✓
2017 PSUs. If the retirement occurs before the next April 1 vesting date, the remaining earned but unvested 2017 Adjusted EBITDA PSUs shall become vested and nonforfeitable as of the retirement date but shall be paid at the same time as if no retirement had occurred. The vesting and payment of the 2017 Adjusted ROIC PSUs in a retirement scenario is identical to the vesting and payment in the death and disability scenarios discussed above for the 2017 Adjusted ROIC PSUs.

✓
2018 PSUs and 2019 PSUs. With the exception outlined below, the vesting and payment of the 2018 PSUs and the 2019 PSUs in a retirement scenario before the end of the applicable one-year or three-year performance period and on or after the end of such periods is identical to the vesting and payment in the death and disability scenarios discussed above for the 2018 PSUs and the 2019 PSUs during these respective time periods. However, if the retirement occurs on or after the end of the one-year performance period but before an applicable vesting date, one-third of the 2018 PSUs subject to the Adjusted EBITDA goals (the “2018 Adjusted EBITDA PSUs”) and the 2019 Adjusted EBITDA PSUs that would have become vested on the next vesting date shall become vested and nonforfeitable as of the retirement date but shall be paid at the same time as if no retirement had occurred.

✓
See “Payments After a Change in Control” for a discussion of treatment of the 2017 PSUs, 2018 PSUs and 2019 PSUs if a named executive officer terminates employment due to retirement within two years following a change in control.

Payments Upon Voluntary Termination
The payments to be made to a named executive officer upon voluntary termination vary depending upon whether the resignation occurs with or without “good reason” (as defined in the applicable governing agreement) or after our failure to offer to renew, extend or replace the applicable employment agreement under certain circumstances.
Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement
If a named executive officer resigns with good reason (as defined in the applicable equity award agreement), he will forfeit all then unvested equity awards and generally may exercise any outstanding vested options up to 90 days following the resignation date, but no later than the 10th anniversary of the grant date. Solely with respect to the special stock option awards granted to Mr. Vasos on June 3, 2015 and March 16, 2016, Mr. Vasos will be required to hold any net shares acquired upon exercise for a period of time ending on the 5th anniversary of the applicable grant date. If a named executive officer resigns under the circumstances described in (2) below, his or her equity will be treated as described under “Voluntary Termination without Good Reason” below. See “Payments After a Change in Control” for a discussion of treatment of equity awards if a named executive officer resigns with good reason within two years following a change in control.
If a named executive officer resigns (1) with good reason (as defined in the applicable employment agreement) after giving 30 days (90 days in the case of Mr. Vasos) written notice within 30 days after the event purported to give rise to the claim for good reason and opportunity for us to cure any such claimed event within 30 days after receiving such notice, or (2) within 60 days (90 days in the case of Mr. Vasos) of our failure to offer to renew, extend or replace his or her employment agreement before, at or within 6 months (1 year in the case of Mr. Vasos) after the end of the agreement’s term (unless we enter into a mutually acceptable severance arrangement or the resignation is a result of the named executive officer’s retirement or termination other than for good reason), then in each case the named executive officer will receive the following benefits generally on or beginning on the 60th day after termination of employment but contingent upon the execution and effectiveness of a release of certain claims against us and our affiliates in the form attached to the employment agreement:
•
Continuation of base salary, generally as in effect immediately before the termination, for 24 months payable in accordance with our normal payroll cycle and procedures.

•
A lump sum payment of: (1) for Mr. Vasos, two times the amount of his annual target bonus under our annual bonus program for officers in respect of the fiscal year in which his termination occurs; and (2) for each other named executive officer, two times the amount of the average percentage of target bonus paid to the named executive officer under our annual bonus program for officers with respect to our two most recently completed fiscal years (not including a fiscal year for which the Compensation Committee

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has not yet certified financial performance) for which annual bonuses have been paid to executives under such program multiplied by such officer’s (A) target bonus level and (B) base salary (in each case, as applicable as of the date immediately preceding the employment termination or, if the termination is for good reason due to the reduction of such officer’s target bonus level or base salary, then his or her target bonus level and base salary applicable immediately prior to such reduction). If no bonus was paid to such officer with respect to one or both of the applicable fiscal years due to Dollar General’s performance or individual performance (as opposed to ineligibility due to length of employment), then such bonus amount shall be zero in calculating the average.
•
Mr. Vasos also will receive a lump sum payment, payable when annual bonuses are paid to our other senior executives, of a pro-rata portion of the annual bonus, if any, that he would have been entitled to receive for the fiscal year of termination, if such termination had not occurred, based on our performance for the fiscal year in which his employment terminates, multiplied by a fraction, the numerator of which is the number of days during which he was employed by us in the fiscal year and the denominator of which is 365.

•
A lump sum payment of two times our annual contribution that would have been made in respect of the plan year in which such termination occurs for the named executive officer’s participation in our pharmacy, medical, dental and vision benefits programs.

•
Reasonable outplacement services until the earlier of one year or subsequent employment.

Note that any amounts owed to a named executive officer in the form of salary continuation that would otherwise have been paid during the 60-day period after termination will instead be payable in a single lump sum on the 60th day after such termination and the remainder will be paid in the form of salary continuation payments over the remaining 24-month period as set forth above.
In certain cases, some or all of the payments and benefits provided on termination of employment may be delayed for six months following termination to comply with the requirements of Section 409A of the Internal Revenue Code. Any payment required to be delayed would be paid at the end of the six-month period in a lump sum, and any payments due after the six-month period would be paid at the normal payment date provided for under the applicable employment agreement.
To the extent permitted by applicable law, in the event we reasonably believe that the named executive officer engaged in conduct during employment that would have resulted in his or her termination for cause, any unpaid severance amounts under the applicable employment agreement may be forfeited and we may seek to recover such portion of any severance amounts paid under the applicable employment agreement.
The named executive officer will forfeit any unpaid severance amounts, and we retain any other rights we have available under law or equity, upon a material breach of any continuing obligation under the applicable employment agreement or the release, which include the following business protection provisions:
•
The named executive officer must maintain the confidentiality of, and refrain from disclosing or using, our (a) trade secrets for any period of time as the information remains a trade secret under applicable law and (b) confidential information for a period of two years following the termination date.

•
For a period of two years after the termination date, the named executive officer may not accept or work in a “competitive position” within any state in which we maintain stores at the time of his or her termination date or any state in which we have specific plans to open stores within six months of that date. For this purpose, “competitive position” means any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the named executive officer and any person engaged wholly or in material part in the business in which we are engaged (including, but not limited to, those entities identified in the applicable employment agreement), or any person then planning to enter the discount consumable basics retail business, if such officer is required to perform services which are substantially similar to those he provided or directed at any time while employed by us.

•
For a period of two years after the termination date, the named executive officer may not actively recruit or induce any of our exempt employees to cease employment with us.

•
For a period of two years after the termination date, the named executive officer may not solicit or communicate with any person or entity who has a business relationship with us and with whom such officer had contact while employed by us, if it would likely interfere with our business relationships or result in an unfair competitive advantage over us.

In addition, each named executive officer’s rights, payments and benefits with respect to any incentive compensation (in the form of cash or equity) shall be subject to any reduction, cancellation, forfeiture or recoupment, in whole or in part, upon the occurrence of certain specified events, as may be required by any applicable law, rule or regulation, by any applicable

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national exchange, or by a separate Dollar General clawback or recoupment policy.
Voluntary Termination without Good Reason
If a named executive officer otherwise resigns without good reason, he or she will forfeit all then unvested equity awards and generally may exercise any outstanding vested options up to 90 days following the resignation date, but no later than the 10th anniversary of the grant date. Solely with respect to the special stock option awards granted to Mr. Vasos on June 3, 2015 and March 16, 2016, Mr. Vasos will be required to hold any net shares acquired upon exercise for a period of time ending on the 5th anniversary of the applicable grant date.
Payments Upon Involuntary Termination
The payments to be made to a named executive officer upon involuntary termination vary depending upon whether termination is with or without “cause” (as defined in the applicable governing agreement).
Involuntary Termination with Cause
Upon an involuntary termination with cause, a named executive officer will forfeit all unvested equity awards, all vested but unpaid PSUs and all vested but unexercised options.
Involuntary Termination without Cause
Upon an involuntary termination without cause, a named executive officer:
•
Will forfeit all then unvested equity awards.

•
Generally may exercise any outstanding vested options up to 90 days following the termination date, but no later than the 10th anniversary of the grant date. Solely with respect to the special stock option awards granted to Mr. Vasos on June 3, 2015 and March 16, 2016, Mr. Vasos will be required to hold any net shares acquired upon exercise for a period of time ending on the 5th anniversary of the applicable grant date.

•
Will receive the same severance payments and benefits on the same terms and conditions (except for the notice and cure provisions) as described under “Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement” above.

See “Payments After a Change in Control” for a discussion of the treatment of equity awards if a named executive officer is involuntarily terminated without cause within two years following a change in control.
Payments After a Change in Control
Upon a change in control (as defined under the applicable governing document), regardless of whether the named executive officer’s employment terminates:
•
All outstanding unvested options awarded prior to 2016 will vest and become immediately exercisable as to 100% of the underlying shares immediately prior to the change in control.

•
If the change in control occurs on or before the end of the applicable performance period, and the named executive officer has remained continuously employed until the change in control, the target number of the applicable unvested PSUs shall be deemed earned but otherwise continue to be subject to the service and payment provisions, including applicable pro-ration requirements, of the applicable award agreement.

A named executive officer will have one year from the termination date (but no later than the 10th anniversary of the grant date) in which to exercise outstanding vested options that were granted prior to 2016 if he or she resigns or is involuntarily terminated within two years following the change in control under any scenario other than retirement or involuntary termination with cause, in which respective cases, he or she will have five years from the retirement date (but no later than the 10th anniversary of the grant date) to exercise such vested options and will forfeit any vested but unexercised options held at the time of the termination with cause.
Upon the named executive officer’s “qualifying termination,” which includes involuntary termination without cause or resignation with good reason (unless cause to terminate exists), in each case as defined in the applicable equity award agreement, as well as voluntary resignation due to retirement (unless cause to terminate exists) as defined in the applicable equity award agreement in the case of PSUs, in each case within two years following a change in control (provided that the officer was continuously employed by us until the change in control) and if the termination also constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code: (1) all of his or her outstanding unvested options awarded after 2015 will immediately vest and become exercisable as to 100% of the shares underlying such options on the termination date and the officer may exercise any outstanding vested options up to three years following the termination date, but no later than the 10th anniversary of the grant date; and (2) all of his or her previously earned, or deemed earned, but unvested PSUs that have not been previously forfeited will immediately vest, become nonforfeitable and be paid on the termination date subject to a six-month delay if applicable to comply with Section 409A of the Internal Revenue Code. To qualify as a resignation with

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good reason for this purpose, the officer must have provided written notice of the existence of the circumstances providing grounds for resignation with good reason within 30 days of the initial existence of such grounds and must have given Dollar General at least 30 days from receipt of such notice to cure such condition. In addition, the resignation must have become effective no later than one year after the initial existence of the condition constituting good reason.
Except as otherwise described above with respect to equity awards, upon an involuntary termination without cause or a resignation with good reason following the change in control, a named executive officer will receive the same severance payments and benefits as described above under “Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement.”
In the event of a change in control as defined in Section 280G of the Internal Revenue Code, each named executive officer’s employment agreement provides for capped payments (taking into consideration all payments and benefits covered by such Section 280G) of  $1 less than the amount that would trigger the “golden parachute” excise tax under federal income tax rules (the “excise tax”) unless he signs a release and the after-tax benefit would be at least $50,000 more than it would be without capping the payments. In such case, such officer’s payments and benefits would not be capped and he would be responsible for the excise tax payment. We would not pay any additional amount to cover the excise tax. The table below reflects the uncapped amounts, subject to reduction in the circumstances described in this paragraph.
The following table reflects potential payments to each named executive officer in various termination and change in control scenarios based on compensation, benefit and equity levels in effect on, and assuming the scenario was effective as of, January 31, 2020. For stock valuations, we have used the closing price of our stock on the NYSE on January 31, 2020 ($153.41). The table below reports only amounts that are increased, accelerated or otherwise paid or owed as a result of the applicable scenario and, as a result, exclude earned but unpaid base salary through the employment termination date and equity awards and CDP/SERP Plan benefits that had vested prior to the event. For more information regarding the CDP/SERP Plan benefits, see “Nonqualified Deferred Compensation Fiscal 2019” above. The table also excludes any amounts that are available generally to all salaried employees and do not discriminate in favor of our executive officers. The amounts shown are merely estimates. We cannot determine actual amounts to be paid until a termination or change in control scenario occurs.

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Potential Payments to Named Executive Officers Upon Occurrence of Various Termination Events or Change in Control as of January 31, 2020
Name/Item	Death ($)(3)	Disability ($)(3)	Retirement ($)(4)	Voluntary Without Good Reason ($)	Involuntary Without Cause or Voluntary With Good Reason ($)	Involuntary With Cause ($)	Change in Control Without Qualifying Termination ($)	Change in Control With Qualifying Termination ($)
Mr. Vasos
Equity Vesting Due to Event(1)	48,041,953	48,041,953	n/a	n/a	n/a	n/a	6,623,200	41,491,039
Cash Severance	2,708,936	n/a	n/a	n/a	9,208,936	n/a	n/a	9,208,936
Health Payment	n/a	n/a	n/a	n/a	22,325	n/a	n/a	22,325
Outplacement(2)	n/a	n/a	n/a	n/a	8,350	n/a	n/a	8,350
Life Insurance Proceeds	3,250,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total	54,000,889	48,041,953	n/a	n/a	9,239,611	n/a	6,623,200	50,730,650
Mr. Garratt
Equity Vesting Due to Event(1)	7,251,989	7,251,989	n/a	n/a	n/a	n/a	n/a	6,120,437
Cash Severance	776,709	n/a	n/a	n/a	2,656,282	n/a	n/a	2,656,282
Health Payment	n/a	n/a	n/a	n/a	14,817	n/a	n/a	14,817
Outplacement(2)	n/a	n/a	n/a	n/a	8,350	n/a	n/a	8,350
Life Insurance Proceeds	1,864,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total	9,892,698	7,251,989	n/a	n/a	2,679,449	n/a	n/a	8,799,886
Mr. Owen
Equity Vesting Due to Event(1)	7,848,878	7,848,878	n/a	n/a	n/a	n/a	n/a	6,605,950
Cash Severance	880,443	n/a	n/a	n/a	3,267,421	n/a	n/a	3,267,421
Health Payment	n/a	n/a	n/a	n/a	23,005	n/a	n/a	23,005
Outplacement(2)	n/a	n/a	n/a	n/a	8,350	n/a	n/a	8,350
Life Insurance Proceeds	2,000,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total	10,729,321	7,848,878	n/a	n/a	3,298,776	n/a	n/a	9,904,726
Mr. Reiser
Equity Vesting Due to Event(1)	6,047,703	6,047,703	n/a	n/a	n/a	n/a	n/a	4,968,617
Cash Severance	714,953	n/a	n/a	n/a	2,445,080	n/a	n/a	2,445,080
Health Payment	n/a	n/a	n/a	n/a	23,005	n/a	n/a	23,005
Outplacement(2)	n/a	n/a	n/a	n/a	8,350	n/a	n/a	8,350
Life Insurance Proceeds	1,716,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total	8,478,656	6,047,703	n/a	n/a	2,476,435	n/a	n/a	7,445,051
Ms. Taylor
Equity Vesting Due to Event(1)	7,397,019	7,397,019	n/a	n/a	n/a	n/a	n/a	6,250,432
Cash Severance	612,447	n/a	n/a	n/a	2,094,517	n/a	n/a	2,094,517
Health Payment	n/a	n/a	n/a	n/a	22,386	n/a	n/a	22,386
Outplacement(2)	n/a	n/a	n/a	n/a	8,350	n/a	n/a	8,350
Life Insurance Proceeds	1,470,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Total	9,479,466	7,397,019	n/a	n/a	2,125,253	n/a	n/a	8,375,685
(1)
For the portion of the 2018 and 2019 PSUs that are subject to performance for periods ending after January 31, 2020, the value included in the Death and Disability columns assumes a maximum payout of 300%, prorated for a death or disability termination scenario occurring on January 31, 2020.

(2)
Estimated based on information provided by our outplacement services provider.

(3)
In addition to the amounts reported above, dependent upon the cause of death or the loss suffered, a named executive officer also may be eligible to receive payment of up to $50,000 under our group accidental death & dismemberment program.

(4)
None of the named executive officers were eligible for retirement on January 31, 2020.

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Compensation Committee Interlocks and Insider Participation
None of Ms. Fili-Krushel or Messrs. Bryant and McGuire, each of whom was a member of our Compensation Committee during all or a portion of 2019: (1) was at any time during 2019 an officer or employee, or was at any time prior to 2019 an officer, of Dollar General or any of our subsidiaries; or (2) had any relationship requiring disclosure under “Transactions with Management and Others.” Also, none of our executive officers serves, or in the past fiscal year has served, as a director or compensation committee (or equivalent committee) member of any entity that has an executive officer serving as a Dollar General director or Compensation Committee member.
Compensation Risk Considerations
In March 2020, our Compensation Committee, with input from its compensation consultant and management, conducted a risk assessment of our compensation program for employees, including executive officers. The assessment included a review of our compensation programs for certain design features which could potentially encourage excessive risk-taking or otherwise create risk to Dollar General. The Committee concluded, after considering the degree to which risk-aggravating factors were offset by risk-mitigating factors, that the net risks created by our overall compensation program are not reasonably likely to have a material adverse effect on Dollar General.
Pay Ratio Disclosure
As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and our Chief Executive Officer (our “CEO”). This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.
The 2019 annual total compensation of the median compensated employee (a store associate who was promoted from part-time to full-time during our 2019 fiscal year) of our temporary, part-time and full-time employee base who were employed as of the last day of our 2019 fiscal year (January 31, 2020), other than our CEO, was $14,571; our CEO’s 2019 annual total compensation was $12,008,059; and the ratio of these amounts is 1:824.
As of January 31, 2020, our total population consisted of 137,357 compensated employees, of which 85 were located in non-U.S. jurisdictions as follows: Hong Kong (15); China (68); Mexico (1); and Turkey (1). Pursuant to SEC rules, we excluded all such 85 non-U.S. employees. After applying this exemption, the employee population used to identify the median employee consisted of 137,272 temporary, part-time and full-time employees located solely in the U.S.
To identify the median compensated employee, we used W-2 Box 5 Medicare wages for the period from February 2, 2019 (the first day of our 2019 fiscal year) through January 31, 2020 (the last day of our 2019 fiscal year), with such amounts annualized for those permanent employees who did not work for the full year. Our determination of the median compensated employee yielded two potential median compensated employees because the median population we used had an even number of employees. From the two employees, we selected as the median compensated employee the employee who worked more of the year than the other.
The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

   2020 Proxy Statement43

SECURITY OWNERSHIP
The following tables show the amount of our common stock beneficially owned by the listed persons as of February 28, 2020. For purposes of such tables, a person “beneficially owns” a security if that person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, to our knowledge these persons have sole voting and investment power over the shares listed. Percentage computations are based on 251,941,230 shares of our common stock outstanding as of February 28, 2020.
Security Ownership of Certain Beneficial Owners
The following table pertains to beneficial ownership by those known by us to beneficially own more than 5% of our common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	25,304,398	10.0%
T. Rowe Price Associates, Inc.(2)	25,260,085	10.0%
The Vanguard Group(3)	19,923,621	7.9%
(1)
BlackRock, Inc., through various subsidiaries, has sole power to vote or direct the vote of 22,357,630 shares and sole power to dispose or direct the disposition of 25,304,398 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. All information is based solely on Amendment No. 5 to Statement on Schedule 13G filed on February 5, 2020.

(2)
T. Rowe Price Associates, Inc. has sole power to vote or direct the vote of 9,599,409 shares and sole power to dispose or direct the disposition of 25,260,085 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. All information is based solely on Amendment No. 5 to Statement on Schedule 13G filed on February 14, 2020.

(3)
The Vanguard Group has sole power to vote or direct the vote of 395,838 shares, shared power to vote or direct the vote of 80,048 shares, sole power to dispose or direct the disposition of 19,471,593 shares, and shared power to dispose or direct the disposition of 452,028 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 304,065 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 235,258 shares as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. All information is based solely on Amendment No. 6 to Statement on Schedule 13G filed on February 12, 2020.

442020 Proxy Statement

SECURITY OWNERSHIP

Security Ownership of Officers and Directors
The following table pertains to beneficial ownership of our current directors, nominees and named executive officers individually and to our current directors and all of our current executive officers as a group. These persons may be contacted at our executive offices.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class
Warren F. Bryant	38,259	*
Michael M. Calbert(3)	106,299	*
Sandra B. Cochran	26,099	*
Patricia D. Fili-Krushel(4)	24,713	*
Timothy I. McGuire	5,079	*
William C. Rhodes, III(5)	60,308	*
Debra A. Sandler	—	—
Ralph E. Santana	—	—
Todd J. Vasos	863,149	*
John W. Garratt	123,363	*
Jeffery C. Owen	137,611	*
Jason S. Reiser	44,320	*
Rhonda M. Taylor	149,324	*
All current directors and executive officers as a group (1 8 persons)(3)(4)(5)	1,804,05 4	*
*
Denotes less than 1% of class.

(1)
Share totals have been rounded to the nearest whole share.

(2)
Includes the following number of shares (1) underlying RSUs (including RSUs credited, where applicable, as a result of dividend equivalents earned with respect to the RSUs) and earned PSUs that are or could be settleable within 60 days of February 28, 2020 over which the person will not have voting or investment power until the applicable RSUs and PSUs are settled, and (2) subject to options exercisable either currently or within 60 days of February 28, 2020 over which the person will not have voting or investment power until exercised: Mr. Bryant (3,249 RSUs; 16,207 options); Mr. Calbert (18,590 RSUs; 16,207 options); Ms. Cochran (1,229 RSUs; 13,120 options); Ms. Fili-Krushel (1,229 RSUs; 12,892 options); Mr. McGuire (1,229 RSUs); Mr. Rhodes (1,229 RSUs; 16,207 options); Mr. Vasos (31,870 PSUs; 730,252 options); Mr. Garratt (6,590 PSUs; 103,192 options); Mr. Owen (6,850 PSUs; 117,817 options); Mr. Reiser (2,274 PSUs; 41,223 options); Ms. Taylor (6,787 PSUs; 122,852 options); and all current directors and executive officers as a group (29,908 RSUs; 60,397 PSUs; 1,382,710 options). Such shares are considered outstanding for computing the percentage owned by each named person and by the group but not for any other person. Excludes shares underlying RSUs that are vested but deferred at the election of Ms. Fili-Krushel and Mr, Santana, but over which such persons will not have voting or investment power until the applicable RSUs are settled on a date that is later than 60 days of February 28, 2020.

(3)
Mr. Calbert shares voting and investment power over 51,000 shares with his spouse, Barbara Calbert, as co-trustee of The Michael and Barbara Calbert 2007 Joint Revocable Trust.

(4)
Ms. Fili-Krushel shares voting and investment power over 2,528 shares with her spouse, Kenneth Krushel.

(5)
Mr. Rhodes shares voting and investment power over 23,597 shares with his spouse, Amy Rhodes, as power of attorney of The Amy Plunkett Rhodes Revocable Living Trust, dated July 30, 2014.

Delinquent Section 16(a) Reports
The U.S. securities laws require our executive officers, directors and greater than 10% shareholders to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Based solely upon a review of these reports furnished to us during and with respect to 2019, or written representations that no Form 5 reports were required, we believe that each of those persons filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act, except that Ms. Fili-Krushel filed a Form 4 in 2019 for six late Forms 4 (representing a total of 12 transactions during 2015 and 2016) that were not reported on a timely basis.

   2020 Proxy Statement45

PROPOSAL 2: Advisory Vote to Approve Named Executive Officer Compensation
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we provide our shareholders each year with an opportunity to vote on an advisory basis on the compensation paid to our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. Accordingly, you may vote on the following resolution at the annual meeting: “RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Dollar General’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosures in this proxy statement.”
As discussed in detail in the “Compensation Discussion and Analysis” section, the Compensation Committee actively oversees our executive compensation program, adopting changes and awarding compensation as appropriate to reflect Dollar General’s circumstances and to promote the main objectives of the program. Our compensation programs are designed to attract, retain and motivate persons with superior ability, to reward outstanding performance, and to align the long-term interests of our named executive officers with those of our shareholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual and long-term goals and the realization of increased shareholder value. We firmly believe that the information we have provided in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure alignment of management’s and shareholders’ interests to support long-term value creation. At our 2019 annual meeting of shareholders, over 95% of shareholder votes were cast in support of our executive compensation program.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. This vote also is not a vote on director compensation, as described under “Director Compensation,” or on our compensation policies as they relate to risk management, as described under “Compensation Risk Considerations” in the “Executive Compensation” section.
Our Board of Directors is asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement in accordance with SEC rules by voting for this proposal. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded and will not be binding on or overrule any decisions by the Compensation Committee or the Board. Nonetheless, our Board and the Compensation Committee value our shareholders’ views and intend to consider the outcome of the vote, along with other relevant factors, when making future named executive officer compensation decisions.

The Board of Directors unanimously recommends that Shareholders vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

462020 Proxy Statement

AUDIT COMMITTEE REPORT
The Audit Committee of our Board of Directors has:
•
reviewed and discussed with management the audited financial statements for the fiscal year ended January 31, 2020,

•
discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC,

•
received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and

•
discussed with Ernst & Young LLP the independence of Ernst & Young LLP.

Based on these reviews and discussions, the Audit Committee unanimously recommended to the Board of Directors that Dollar General’s audited financial statements be included in the Annual Report on
Form 10-K for the fiscal year ended January 31, 2020 for filing with the SEC.
While the Audit Committee has the responsibilities set forth in its charter, the Audit Committee does not have the duty to plan or conduct audits or to determine that Dollar General’s financial statements are complete, accurate, or in accordance with generally accepted accounting principles. Dollar General’s management and independent auditor have this responsibility.
This report has been furnished by the members of the Audit Committee:
•
William C. Rhodes, III, Chairman

•
Warren F. Bryant

•
Sandra B. Cochran

The above Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Dollar General filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Dollar General specifically incorporates this report by reference therein.

   2020 Proxy Statement47

PROPOSAL 3: Ratification of Appointment of Auditors
Who is responsible for the selection of the independent auditor?
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor.
Is the Audit Committee involved in the lead audit partner selection process?
Yes. Prior to the selection of a lead audit partner, the Chairperson of the Audit Committee, typically one additional Audit Committee member, and the Chairman of the Board interview the candidates. Following the interviews, the Audit Committee discusses each candidate’s credentials, experience level and independence prior to making the final selection.
Does the Audit Committee evaluate the independent auditor and the lead audit partner?
Yes. The Audit Committee annually evaluates the lead audit partner, as well as the independent auditor’s qualifications, performance and independence. The evaluation, which includes the input of management, entails consideration of a broad range of factors, including the quality of services and sufficiency of resources that have been provided; the skills, knowledge and experience of the firm and the audit team; the effectiveness and sufficiency of communications and interactions; independence and level of objectivity and professional skepticism; reasonableness of fees; and other factors.
Who has the Audit Committee selected as the independent auditor?
After conducting the evaluation process discussed above, the Audit Committee selected Ernst & Young LLP as our independent auditor for the 2020 fiscal year. Ernst & Young LLP has served in that capacity since October 2001. The Audit Committee and the Board of Directors believe that the continued retention of Ernst & Young LLP is in the best interests of Dollar General and our shareholders.
Will representatives of Ernst & Young LLP attend the annual meeting?
Representatives of Ernst & Young LLP have been requested and are expected to attend the annual meeting. These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.
What if shareholders do not ratify the appointment?
The Audit Committee is not bound by a vote either for or against the firm. If the shareholders do not ratify this appointment, our Audit Committee will consider that result in selecting our independent auditor in the future.

The Board of Directors unanimously recommends that Shareholders vote FOR the ratification of Ernst & Young LLP as our independent auditor for the 2020 fiscal year.

482020 Proxy Statement

FEES PAID TO AUDITORS
The table below lists the aggregate fees for professional audit services rendered to us by Ernst & Young LLP for the audit of our consolidated financial statements for the past two fiscal years and fees billed for other services rendered by Ernst & Young LLP during the past two fiscal years. Information related to audit fees for 2019 includes amounts billed through January 31, 2020, and additional amounts estimated to be billed for the 2019 period for services rendered.

Service	2019 Aggregate Fees Billed ($)	2018 Aggregate Fees Billed ($)
Audit Fees(1)	2,700,625	2,898,361
Audit-Related Fees(2)	—	35,000
Tax Fees(3)	1,563,430	2,431,222
All Other Fees(4)	7,100	7,120
(1)
Represents for each fiscal year the aggregate fees billed for professional services for the audit of our annual financial statements and review of financial statements included in our Forms 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Represents for each fiscal year the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. The fees for 2018 relate to the employee benefit plan audit.

(3)
Represents for each fiscal year the aggregate fees billed for professional services for tax compliance, tax advice, and tax planning. 2019 and 2018 fees relate primarily to tax compliance services, which represented $1,438,430 and $2,181,222 in 2019 and 2018, respectively, for work related to work opportunity tax credit assistance, foreign sourcing offices’ tax compliance, state tax credit assistance, long-term unemployed credits and, for 2018 only, hurricane zone credit assistance. The remaining tax fees for each such year are for tax advisory services related to inventory, as well as income tax advisory services for 2019 only and tax reform advisory services for 2018 only.

(4)
Represents for each fiscal year the aggregate fees billed for other products and services, which in each year consisted solely of subscription fees to an on-line accounting research tool.

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditor. Where feasible, the Committee considers and, when appropriate, pre-approves services at regularly scheduled meetings after disclosure by management and the independent auditor of the nature of the proposed services, the estimated fees (when available), and their opinions that the services will not impair the independence of the independent auditor. The Committee’s Chairperson (or any Committee member if the Chairperson is unavailable) may pre-approve such services between Committee meetings and must report to the Committee at its next meeting with respect to all services so pre-approved. The Committee pre-approved 100% of the services provided by Ernst & Young LLP during 2019 and 2018.

   2020 Proxy Statement49

PROPOSAL 4: VOTE TO APPROVE CHARTER AMENDMENTS TO REPLACE THE SUPERMAJORITY VOTING REQUIREMENTS CONTAINED THEREIN WITH A MAJORITY VOTING REQUIREMENT
What are Shareholders Being Asked to Approve?
After careful consideration and upon the recommendation of the Nominating Committee, our Board of Directors voted to approve, and to recommend that our shareholders approve, amendments to our Charter to remove existing supermajority voting standards required for our common stock and to replace them with the majority voting standard described below.
Why is the Board of Directors Recommending the Amendments?
In evaluating the current voting requirements contained in our Charter, the Nominating Committee and our Board of Directors considered, among other matters, certain of the principal positions for and against the current voting standards imposed by our Charter and the viewpoints regarding supermajority voting provisions expressed by our shareholders, and reviewed trends and best practices in corporate governance, as well as the corporate governance practices and policies of a number of other corporations. Supermajority voting requirements like those contained in our Charter are intended to facilitate corporate governance stability and provide protection against self-interested action by large shareholders by requiring broad shareholder consensus to make certain fundamental changes. However, while such protection can be beneficial to shareholders, the Board is aware that some shareholders oppose these provisions, viewing supermajority provisions as limiting the Board’s accountability to shareholders and the ability of shareholders to participate in corporate governance.
What are the Proposed Amendments?
Currently, Article 9 of our Charter provides that the affirmative vote of holders of eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors, voting together as a single class, is required to amend or repeal Article 9 of our Charter or to amend, alter, change or repeal, or to adopt any provisions of our Charter or of our Bylaws in a manner that is inconsistent with the purpose and intent of
Article 9 of our Charter. Article 9 of our Charter deals with matters relating to our Board, including the method of fixing the size of the Board and the terms of directors, authority to fill director vacancies, and authority to remove directors from office.
Similarly, Article 14 of our Charter currently provides that the affirmative vote of holders of eighty percent (80%) of the voting power of the shares entitled to vote at an election of directors, voting together as a single class, is required to amend or repeal Article 14 of our Charter or to amend, alter, change or repeal, or to adopt any provisions of our Charter or of our Bylaws in a manner that is inconsistent with the purpose and intent of Article 14 of our Charter. Article 14 of our Charter deals with authority to call special meetings of our shareholders.
If this Proposal is approved by a sufficient number of shareholders, only a majority of the voting power of all outstanding shares of the Company entitled to vote at an election of directors, voting together as a single class, would be required to approve any future (1) amendment or repeal of Article 9 and Article 14 of our Charter; and (2) amendment, alteration, change, repeal or adoption of any provision of our Charter or of our Bylaws in a manner that is inconsistent with the purpose and intent of Article 9 or Article 14 of our Charter.
The summary of the proposed amendments to our Charter set forth above is qualified in its entirety by the text of the proposed amendments, which are attached as Appendix A to this proxy statement. Additions of text to our Charter contained in Appendix A are indicated by underlining and deletions of text are struck through.
When Would the Amendments Become Effective?
If the required shareholder approval is obtained, we would file promptly with the Secretary of State of the State of Tennessee the amendments to our Charter following the annual meeting. If such approval is not obtained, our Charter will not be so amended.

The Board of Directors unanimously recommends that Shareholders vote FOR the approval of the amendments to the Charter to replace the supermajority voting requirements contained therein with the majority voting requirement described in this proxy statement.

502020 Proxy Statement

PROPOSAL 5: VOTE TO APPROVE BYLAWS AMENDMENT TO REPLACE THE SUPERMAJORITY VOTING REQUIREMENT CONTAINED THEREIN WITH A MAJORITY VOTING REQUIREMENT
What are Shareholders Being Asked to Approve?
After careful consideration and upon the recommendation of the Nominating Committee, our Board of Directors voted to approve, and to recommend that our shareholders approve, an amendment to our Bylaws to remove the existing supermajority voting standard required for our common stock and to replace it with the majority voting standard described below.
Why is the Board of Directors Recommending the Amendment?
In evaluating the current voting requirement contained in our Bylaws, the Nominating Committee and our Board of Directors considered, among other matters, certain of the principal positions for and against the current voting standard imposed by our Bylaws and the viewpoints regarding supermajority voting provisions expressed by our shareholders, and reviewed trends and best practices in corporate governance, as well as the corporate governance practices and policies of a number of other corporations. Supermajority voting requirements like that contained in our Bylaws are intended to facilitate corporate governance stability and provide protection against self-interested action by large shareholders by requiring broad shareholder consensus to make certain fundamental changes. However, while such protection can be beneficial to shareholders, the Board is aware that some shareholders oppose these provisions, viewing supermajority provisions as limiting the Board’s accountability to shareholders and the ability of shareholders to participate in corporate governance.
What is the Proposed Amendment?
Currently, Article V, Section 4 of our Bylaws provides that the affirmative vote of holders of at least eighty percent (80%) of the voting power of all the outstanding shares of the Company entitled to vote generally in an election of directors, voting together as a single class, is required to alter, amend, or repeal, or to adopt new, Bylaws.
If this Proposal is approved by a sufficient number of shareholders, only a majority of the voting power of all outstanding shares of the Company entitled to vote in an election of directors, voting together as a single class, would be required to approve any future (1) adoption of new Bylaws; and (2) alteration, amendment or repeal of our Bylaws.
The summary of the proposed amendment to our Bylaws set forth above is qualified in its entirety by the text of the proposed amendment, which is attached as Appendix B to this proxy statement. Additions of text to our Bylaws contained in Appendix B are indicated by underlining, and deletions of text are struck through.
When Would the Amendment Become Effective?
If the required shareholder approval is obtained, the amendment to our Bylaws would become effective immediately following the annual meeting. If such approval is not obtained, our Bylaws will not be so amended.

The Board of Directors unanimously recommends that Shareholders vote FOR the approval of the amendment to the Bylaws to replace the supermajority voting requirement contained therein with the majority voting requirement described in this proxy statement.

   2020 Proxy Statement51

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING
All shareholder proposals and notices discussed below must be mailed to Corporate Secretary, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, Tennessee 37072. Shareholder proposals and director nominations that are not included in our proxy materials will not be considered at any annual meeting of shareholders unless such proposals have complied with the requirements of our Bylaws.
Shareholder Proposals
To be considered for inclusion in our proxy materials relating to the 2021 annual meeting of shareholders (the “2021 Annual Meeting”), eligible shareholders must submit proposals that comply with Rule 14a-8 under the Exchange Act and other relevant SEC regulations for our receipt by December 3, 2020 .
New Business at 2021 Annual Meeting
To introduce new business outside of the Rule 14-8 process or to nominate directors (other than a proxy access nomination, which is described below) at the 2021 Annual Meeting, or to recommend a candidate for our Nominating Committee’s consideration, you must deliver written notice to us no earlier than the close of business on January 27, 2021 and no later than the close of business on February 26, 2021, and comply with the advance notice provisions of our Bylaws. If we do not receive a properly submitted shareholder proposal by February 26, 2021, then the proxies held by our management may provide the discretion to vote against such shareholder proposal even though the proposal is not discussed in our proxy materials sent in connection with the 2021 Annual Meeting.
Proxy Access
Our Bylaws contain proxy access provisions that permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of our stock continuously for at least three years, to nominate and include in our proxy materials candidates for election as directors. Such shareholder or group may nominate up to 20% of our Board, provided that the shareholder or group and the nominee(s) satisfy the requirements specified in our Bylaws. In order to be properly brought before our 2021 Annual Meeting, an eligible shareholder’s notice of nomination of a director candidate pursuant to the proxy access provisions of our Bylaws must be received by us no earlier than the close of business on November 3, 2020 and no later than the close of business on December 3, 2020 , and comply with the other relevant provisions of our Bylaws pertaining to proxy access nominees.

522020 Proxy Statement

Appendix A
Proposed Charter Amendments
Article 9:
The business and affairs of the corporation shall be managed by a Board of Directors. The number of Directors and their terms shall be established in accordance with the Bylaws of the corporation. A director shall hold office until the annual meeting of shareholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify; subject, however, to prior death, resignation, retirement, disqualification, or removal from office. Any vacancy on the Board of Directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by the Board of Directors.
Subject to the rights of any voting group established either in the corporation’s Bylaws or by any applicable shareholders’ agreement, any director may be removed from office but only for cause and only by (a) the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in the election of directors, considered for this purpose as one class, or (b) the affirmative vote of a majority of the entire Board of Directors then in office.
Notwithstanding any other provision of this Charter, the affirmative vote of holders of a majority ~~eighty percent (80%)~~ of the voting power of the shares entitled to vote at an election of directors, voting together as a single class, shall be required to amend or repeal this Article 9 of this Charter, or to amend, alter, change or repeal, or to adopt any provisions of this Charter or of the corporation’s Bylaws in a manner that is inconsistent with the purpose and intent of this Article 9.
Article 14:
Special meetings of shareholders may be called at any time, but only by the Chairman of the Board of Directors, the Chief Executive Officer of the corporation, or upon a resolution by or affirmative vote of the Board of Directors, and not by the shareholders.
Notwithstanding any other provision of this Charter, the affirmative vote of holders of a majority ~~eighty percent (80%)~~ of the voting power of the shares entitled to vote at an election of directors, voting together as a single class, shall be required to amend or repeal this Article 14 of this Charter, or to amend, alter, change or repeal, or to adopt any provisions of this Charter or of the corporation’s Bylaws in a manner that is inconsistent with the purpose and intent of this Article 14.

   2020 Proxy StatementA-1

Appendix B
Proposed Bylaws Amendment
Article V
General Provisions
. . .
Section 4.   Amendment of Bylaws.   Subject to the provisions of the Charter of the Corporation, these Bylaws may be altered, amended, or repealed or new bylaws may be adopted by the majority vote of the entire Board of Directors at any regular or special meeting of the Board of Directors. Subject to the provisions of the Charter of the Corporation and notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote of the shareholders, these Bylaws may be altered, amended, or repealed or new bylaws may be adopted by the affirmative vote of the holders of at least a majority~~80%~~ of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

   2020 Proxy StatementB-1

DOLLAR GENERAL CORPORATION ATTN: INVESTOR RELATIONS 100 MISSION RIDGE GOODLETTSVILLE, TN 37072 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 26, 2020. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 26, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. IF YOU ARE NOT VOTING BY INTERNET OR PHONE, TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E55603-P16936 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DOLLAR GENERAL CORPORATION The Board of Directors recommends you vote FOR each of the listed nominees. 1. Election of Directors Nominees: For Against Abstain 1a.Warren F. Bryant ☐ ☐ ☐ 1b.Michael M. Calbert ☐ ☐ ☐ 1c.Sandra B. Cochran☐ ☐ ☐ 1d.Patricia D. Fili-Krushel☐ ☐ ☐ 1e.Timothy I. McGuire☐ ☐ ☐ 1f.Debra A. Sandler ☐ ☐ ☐ 1g.William C. Rhodes, III ☐ ☐ ☐ 1h.Ralph E. Santana ☐ ☐ ☐ 1i.Todd J. Vasos ☐ ☐ ☐ The Board of Directors recommends you vote FOR Proposals 2, 3, 4 and 5. For Against Abstain 2. To approve, on an advisory (non-binding) basis, the resolution regarding the compensation of Dollar General Corporation’s named executive officers as disclosed in the proxy statement. ☐ ☐ ☐ 3. To ratify the appointment of Ernst & Young LLP as Dollar General Corporation’s independent registered public accounting firm for fiscal 2020. ☐ ☐ ☐ 4. To approve amendments to the amended and restated charter, as amended, of Dollar General Corporation to replace supermajority voting requirements with a majority voting requirement as described in the proxy statement. ☐ ☐ ☐ 5. To approve an amendment to the amended and restated bylaws of Dollar General Corporation to replace the supermajority voting requirement with a majority voting requirement as described in the proxy statement. ☐ ☐ ☐ In the discretion of the proxies named herein, such other business as may properly come before the meeting or any adjournment(s) thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — E55604-P16936 DOLLAR GENERAL CORPORATION Proxy solicited by and on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 27, 2020 The undersigned shareholder(s) of Dollar General Corporation, a Tennessee corporation (the “Company”), hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 2, 2020, and hereby appoint(s) Christine L. Connolly and Elizabeth S. Inman, or either of them, proxies, each with full power of substitution, and authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all shares of common stock of the Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders of the Company to be held May 27, 2020 at 9:00 A.M. Central Time, in the Goodlettsville City Hall Auditorium, located at 105 South Main Street, Goodlettsville, Tennessee, and at any adjournment(s) thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees for director in Proposal 1, FOR Proposals 2, 3, 4 and 5, and in the discretion of the proxies upon such other business as may properly come before the meeting or any adjournment(s) thereof. Continued and to be signed on reverse side